UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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LKQ Corporation

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March 14, 2019
Dear Fellow Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of LKQ Corporation at 500 West Madison Street, Third Floor Conference Center - Washington Room, Chicago, Illinois 60661 at 1:30 p.m., Central Time, on May 6, 2019.
This Notice of Annual Meeting and Proxy Statement describe the business to be transacted at the meeting and provide other information concerning LKQ that you should be aware of when you vote your shares.
The principal business of the Annual Meeting will be to elect directors, to ratify the appointment of our independent registered public accounting firm and to hold an advisory vote on executive compensation. We also plan to review the status of the Company’s business at the meeting and answer any questions you may have.
It is important that your shares are represented at the Annual Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you vote your shares as soon as possible.
On behalf of the Board of Directors and management, we would like to express our appreciation for your investment in LKQ Corporation.
Sincerely,

Joseph M. Holsten	Dominick Zarcone	Varun Laroyia
Executive Chairman of the Board	President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2019
Notice is hereby given that the 2019 Annual Meeting of the Stockholders of LKQ Corporation will be held at 500 West Madison Street, Third Floor Conference Center - Washington Room, Chicago, Illinois 60661 at 1:30 p.m., Central Time. The purpose of our 2019 Annual Meeting is to:

1.	Elect 11 directors for the ensuing year.
2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2019.
3.	Hold an advisory vote on executive compensation.
4.	Transact such other business as may be properly brought before the 2019 Annual Meeting or any adjournment or postponement of the 2019 Annual Meeting.
We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders over the Internet. We believe that this e-proxy process lowers our costs and reduces the environmental impact of our Annual Meeting. On or about March 14, 2019, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and how to vote online. Certain other stockholders have elected to receive the proxy materials by mail.
You can vote at the 2019 Annual Meeting in person or by proxy if you were a stockholder of record on March 8, 2019. Whether or not you plan to attend, please review our proxy materials and submit your vote by proxy. Instructions for voting are included in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials. You may revoke your proxy at any time prior to its use at the 2019 Annual Meeting.

By Order of the Board of Directors

Victor M. Casini
Senior Vice President, General Counsel and Corporate Secretary
March 14, 2019

YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO ITS USE.

LKQ CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2019

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INTRODUCTION
We have sent you this Proxy Statement because our Board of Directors is soliciting your proxy to vote your shares of the common stock of LKQ Corporation at our upcoming annual meeting of stockholders for 2019 (the “2019 Annual Meeting”). In this Proxy Statement, the words “LKQ,” “Company,” “we,” “our,” “ours,” and “us” refer to LKQ Corporation and its subsidiaries.
In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), the information below included under the captions “Report of the Audit Committee” and “Compensation Committee Report” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Exchange Act”).
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Important Notice of Internet Availability of Proxy Materials for the Stockholder Meeting to be Held on Monday, May 6, 2019
Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) and this Proxy Statement are available at: https://materials.proxyvote.com/501889.
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to the owners of our stock. All stockholders have the ability to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or to request a printed copy of our proxy materials may be found in the Notice of Internet Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form on an ongoing basis. We believe this process should expedite your receipt of our proxy materials and reduce the environmental impact of the 2019 Annual Meeting. We are mailing the Notice of Internet Availability of Proxy Materials to our stockholders on or about March 14, 2019.
Date, Time and Place of the Meeting
The 2019 Annual Meeting will be held on Monday, May 6, 2019, at 1:30 p.m., Central Time, at 500 West Madison Street, Third Floor Conference Center - Washington Room, Chicago, Illinois 60661. To obtain directions to attend the meeting, please contact our Corporate Secretary. Our principal executive offices are located at 500 West Madison Street, Suite 2800, Chicago, Illinois 60661 (telephone: 312-621-1950). Admission to the meeting is limited to our stockholders (or their proxy holders) and other invited guests.
Purpose of the Meeting
The purpose of the 2019 Annual Meeting is to vote on the following:
1. The election of 11 directors, each to serve for a term of one year (or until his or her successor is duly elected and qualified);
2. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019;
3. On an advisory basis, executive compensation; and
4. The transaction of any other business properly brought before the 2019 Annual Meeting or any adjournment or postponement of the 2019 Annual Meeting.
Who Can Vote
Stockholders of record at the close of business on March 8, 2019, the record date, will be entitled to notice of and to vote at the 2019 Annual Meeting or any adjournment or postponement of the meeting. As of March 5, 2019 (the latest practicable date prior to mailing), there were 314,533,004 shares of our common stock outstanding. A list of the stockholders entitled to vote at the 2019 Annual Meeting will be open to the examination of any of our stockholders, for any purpose germane to the 2019 Annual Meeting, during ordinary business hours, for a period of at least ten days prior to the 2019 Annual Meeting at our principal executive offices. Each share of our common stock is entitled to one vote on each matter to be voted on at the meeting.

How You Can Vote
You may vote in one of the following three ways:
By the Internet
Go to www.proxyvote.com 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. The internet voting system allows you to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 5, 2019.
By Telephone
Call toll-free 1-800-690-6903, 24 hours a day, 7 days a week, and follow the instructions. You will need the 16-digit control number that is included in the Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form that is sent to you. As with internet voting, you will be able to confirm that the system has properly recorded your votes. This method of voting will be available up until 11:59 p.m. EDT on May 5, 2019.
By Mail
If you are a stockholder of record and you elect to receive your proxy materials by mail, you can vote by marking, dating and signing your proxy card exactly as your name appears on the card and returning it by mail in the postage-paid envelope that will be provided to you. If you hold your shares in street name and you elect to receive your proxy materials by mail, you can vote by completing and mailing the voting instruction form that will be provided by your bank, broker or other nominee. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the internet or by telephone.
If you vote before the 2019 Annual Meeting, the named proxies will vote your shares as you direct. If you send in your properly executed proxy card or voting instruction form or use Internet voting but do not specify how you want to vote your shares, the proxies will vote your shares in accordance with how the Board of Directors recommends that you vote as set forth below under “How the Board Recommends that You Vote.”
How the Board Recommends that You Vote
The Board of Directors unanimously recommends that you vote:
•FOR all of the nominees for election to the Board of Directors in Proposal No. 1 - Election of our Board of Directors;
•FOR Proposal No. 2 - Ratification of appointment of our independent registered public accounting firm; and
•FOR Proposal No. 3 - Approval, on an advisory basis, of the compensation of our named executive officers.
How You May Revoke or Change Your Vote
If you are a stockholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the proxy first given by following the Internet voting instructions or completing, signing, dating and returning a proxy card;

•	Sending written notice of revocation to our Corporate Secretary; or

•	Attending the 2019 Annual Meeting and voting by ballot.
If you hold your shares through a broker, bank or other nominee, you may revoke your proxy by following instructions the broker, bank or other nominee provides.
Quorum Requirement
The presence at the 2019 Annual Meeting, in person or represented by proxy, of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the 2019 Annual Meeting. Shares represented by “broker non-votes” and by proxies marked “abstain” are counted in determining whether a quorum is present for the transaction of business at the 2019 Annual Meeting. A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on a particular proposal.

Vote Required
For Proposal No. 1 -- Election of our Board of Directors, you may vote “for,” “against” or “abstain” with respect to the election of each director. In an uncontested election, each director will be elected by a vote of the majority of the votes cast. A majority of votes cast means the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director. We will not treat as a vote cast any share that is otherwise present at the meeting (a) for which there is an abstention, or (b) as to which a stockholder gives no authority or direction. In a contested election, the directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected. A contested election is one in which the number of nominees exceeds the number of directors to be elected.
In an uncontested election, a nominee who does not receive a majority vote will not be elected. If a nominee for director is not elected and the nominee is an incumbent director, the director must tender his or her resignation to the Board of Directors, subject to acceptance by the Board of Directors. Normally, the Governance/Nominating Committee will make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Governance/Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Governance/Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Governance/Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.
The Board of Directors may decrease the size of the Board or may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. Additional details about this process are specified in our Bylaws, which are included in the Company's filings on the SEC website at www.sec.gov.
For Proposals No. 2 and 3, you may vote “for,” “against” or “abstain” with respect to each proposal. Each proposal will be decided by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2019 Annual Meeting. Proposal No. 3 is an advisory vote only. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders other than elections of directors. Thus, an abstention from voting on a matter has the same legal effect as a vote against that matter. Broker non-votes and directions to withhold authority are counted as present, but are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect, other than to reduce the number of affirmative votes needed to approve a proposal.
We have appointed a representative of Broadridge Financial Solutions as our independent inspector of election. The representative will determine whether a quorum is present and will tabulate all votes cast at our 2019 Annual Meeting.
Discretionary Voting and Adjournments
We currently are not aware of any business to be acted upon at the 2019 Annual Meeting other than that described in this Proxy Statement. If, however, other matters properly are brought before the 2019 Annual Meeting, or any adjournment or postponement of the 2019 Annual Meeting occurs, your proxy includes discretionary authority on the part of the individuals appointed to vote your common stock or act on those matters according to their best judgment, including to adjourn the 2019 Annual Meeting.
The 2019 Annual Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies. The meeting may be adjourned from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the 2019 Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the 2019 Annual Meeting. We currently do not intend to seek an adjournment of the 2019 Annual Meeting.

PROPOSAL NO. 1
ELECTION OF OUR BOARD OF DIRECTORS
Governance Highlights

Board Evaluations	Our Board evaluates board and committee performance and practices regularly and takes action to enhance and strengthen Board functioning.
Board Leadership
To support effective board oversight, we have different persons in the roles of Executive Chairman of the Board and Chief Executive Officer, and we have a lead independent director, independent committee chairs and independent committees.

Risk Oversight and Financial Reporting	Our Board seeks to provide robust oversight of current and potential risks facing our company and its business and to demonstrate strong financial reporting practices.
Board Independence	Nine of our 11 current directors are independent; the Audit Committee, Compensation Committee and Governance/Nominating Committee consist entirely of independent directors.
Stock Ownership Guidelines	We have stock ownership guidelines for our directors and executive officers to further align their interests with those of our stockholders.
No Hedging of Company Securities	Under our insider trading policy, our directors and executive officers are prohibited from hedging our Company’s securities.
Board Refreshment and Board Quality
Our Board is committed to practices that create an effective mix of useful expertise and fresh perspectives, including the thoughtful refreshment of the Board when appropriate. In 2018, the Board added three new directors, including two women. Our Board also considers whether our public disclosures effectively convey the strength and quality of our Board and board practices. We also provide strong new director orientation programs and on-going director education and tutorials and encourage our directors to attend continuing education programs.

Annual Director Elections	All directors are elected annually for one-year terms.
Majority Voting for Director Elections	Our Bylaws provide for a majority voting standard in uncontested elections, and further require that a director who fails to receive a majority vote must tender his or her resignation to the Board.
Proxy Access	We implemented proxy access in 2017, which permits an eligible stockholder to nominate and include in our proxy materials director nominees (subject to the requirements specified in our Bylaws).
Introduction -- an Overview of LKQ's Mission and How our Board Composition Is Aligned with our Strategy
Our mission is to be the leading global value-added distributor of vehicle parts and accessories by offering our customers the most comprehensive, available and cost-effective selection of part solutions while building strong partnerships with our employees and the communities in which we operate.  Achieving our mission requires superior performance across numerous specialties.  LKQ currently has operations in North America, Europe and Taiwan and regularly considers appropriate expansion strategies. We have attempted to include nominees to our board of directors that have the relevant experiences, qualifications, attributes and skills to help support our mission. The following matrix provides information regarding the experiences, qualifications, attributes and skills of our nominees. The matrix does not encompass all of the experiences, qualifications, attributes and skills of our nominees, and the fact that a particular experience, qualification, attribute or skill is not listed does not mean that a nominee does not possess it. In addition, the absence of a particular experience, qualification, attribute or skill with respect to any of our nominees does not mean the nominee in question would be unable to contribute to the decision-making process in that area. We believe that our nominees' diverse experiences, qualifications, attributes and skills will enhance the quality and effectiveness of the deliberations and decision-making by our Board.

LKQ Board of Directors (in reverse order of tenure)	Meg Divitto	John Mendel	Jody Miller	Dominick Zarcone (CEO)	Robert Hanser	Guhan Subramanian	Blythe McGarvie	John O’Brien	William Webster IV	A. Clinton Allen	Joseph Holsten
Governance Criteria
Independent Director	✓	✓	✓		✓	✓	✓	✓	✓	✓
Experiential Criteria
Executive Leadership	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Automotive Industry	✓	✓	✓	✓	✓						✓
Digital Technology	✓		✓		✓		✓
Operations	✓	✓	✓	✓	✓		✓	✓	✓		✓
Treasury/Capital Allocation/Corporate Development	✓		✓	✓	✓		✓	✓	✓	✓	✓
Finance/Accounting/Auditing				✓		✓	✓	✓	✓		✓
Government Relations/Regulatory		✓	✓		✓	✓		✓	✓		✓
Human Capital Management/Compensation	✓	✓		✓	✓			✓		✓	✓
Corporate Governance			✓			✓	✓	✓	✓	✓	✓
International Experience	✓	✓		✓	✓		✓	✓			✓
Supply Chain/Logistics		✓			✓						✓
Risk Assessment and Management	✓			✓			✓		✓
Investor Relations		✓		✓		✓	✓	✓		✓	✓
Personal/Demographics
Other Current Public Company Boards	0	1	0	1	0	0	2	2	1	2	2
Age	47	64	60	60	65	48	62	75	61	75	66
Tenure	0.6	0.6	0.6	1.8	3.3	6.3	7.0	15.4 (1)	15.4 (1)	15.4 (1)	15.4 (1)
Gender Diversity	Y	N	Y	N	N	N	Y	N	N	N	N
Ethnic Diversity	N	N	N	N	N	Y	N	N	N	N	N
Born Outside the United States	N	N	N	N	Y	Y	N	N	N	N	N

(1) Reflects service since our initial public offering in October 2003.

Nominees
Eleven directors are to be elected at the 2019 Annual Meeting. We have designated the persons named below as nominees for election as directors. If elected, they will serve for a term expiring at our annual meeting of stockholders in 2020 or until their successors are elected and qualified or until their earlier death, resignation, disqualification or removal. All of the nominees are serving as directors as of the date of this Proxy Statement. Unless you otherwise instruct us, your properly executed proxy that is returned in a timely manner will be voted for election of these 11 nominees. If, however, any of these nominees should be unable or should fail to act as a nominee because of an unexpected occurrence, your proxy will be voted for such other person as the holders of your proxy, acting in their discretion, may determine. In the alternative, the Board of Directors may reduce the number of directors to be elected.
Biographical information concerning our 11 nominees is presented below.
A. Clinton Allen.
Background and Prior Experience: In March 2019, Mr. Allen was re-appointed as our Lead Independent Director. Mr. Allen currently is Chairman and Chief Executive Officer of A.C. Allen & Company, a holding company. Mr. Allen was Vice Chairman of Psychemedics Corporation, a provider of drug testing services, from October 1989 until March 2002, and Chairman of Psychemedics Corporation from March 2002 until he retired from the Psychemedics board in November 2003. He rejoined the board of directors of Psychemedics in October 2015. Mr. Allen was Vice Chairman and a director of The DeWolfe Companies, Inc., a real estate company, from 1991 until it was acquired by Cendant Corporation in September 2002. He was a founding director of Blockbuster Entertainment Inc., an operator of video rental stores, serving from 1987 until the company was sold to Viacom in 1994. Additionally, he was a director and member of the executive committee of Swiss Army Brands Inc., a worldwide company selling knives, watches and related accessories, from 1995 until it was acquired by Victorinox Corporation in August 2002. Mr. Allen served as Lead Director of Steinway Musical for 13 years before the company was sold in 2012. He was a director of Collector's Universe, Inc., a provider of services and products to dealers and collectors of high-end collectibles, until December 2018. Mr. Allen is currently a director of Brooks Automation, a provider of automation technology to the semiconductor industry.
Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Allen should serve as a director of LKQ include his expertise in the areas of corporate governance and responsibility and the knowledge he gained through board oversight of accounting and auditing matters and executive compensation. His qualifications in these areas have helped us formulate our corporate governance principles. Mr. Allen serves on both our Audit Committee and our Governance/Nominating Committee because of his knowledge in these areas. He also gained executive leadership experience serving as the Chief Executive Officer of the brokerage companies Advest and Burgess & Leith from 1984 through 1987.
Meg A. Divitto
Background and Prior Experience: Ms. Divitto is the principal of Divitto Design Group, a consulting company that focuses on start-ups and start-overs, design thinking in the Internet of Things (IoT), and the future of mobility. Prior thereto, she worked for IBM Corporation in a variety of roles, including most recently as Vice President, IoT Future Solutions and Technologies (including responsibility for the IBM connected vehicle program) from September 2002 until she retired in May 2015. Ms. Divitto also held executive and engineering positions with Delphi Product & Service Solutions from February 2002 to September 2002 as a Product Executive in the aftermarket sector; with Motorola Solutions, Inc. from June 1994 to February 2002 in a variety of roles culminating as Product Director with a focus on telematics; and with General Motors as a System Engineer from June 1989 to June 1994.  Ms. Divitto received a B.S. in Electrical Engineering from the General Motors Engineering and Management Institute and an M.A. in Engineering Management from the University of Michigan.
Key Skillsets: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Divitto should serve as a director of LKQ include her extensive experience in the automotive industry, in particular relating to connected car technology.  In her various roles, she also has been responsible for areas relevant to LKQ’s business, including operations, digital technology and product development.  In addition, Ms. Divitto has been involved in oversight of foreign operations, which is valuable to the Board of Directors in its efforts to manage LKQ’s global footprint.
Robert M. Hanser.
Background and Prior Experience: Mr. Hanser was employed for 33 years with Robert Bosch GmbH, a German multinational engineering and electronics company. He held various positions at Bosch in various countries, including at its Automotive Original Equipment and Automotive Aftermarket Division, Power Tools Division, Blaupunkt/Car Multimedia Division, and Corporate Sales and Marketing Division. Mr. Hanser most recently was the President of Bosch’s Automotive Original Equipment and Automotive Aftermarket Division from July 2006 to June 2013. From June 2013 to December 2015, he served as a part-time member of the Board of Management of Bosch Management Support, an internal “senior experts” consulting business, and he continues to provide occasional consulting services to Bosch.

Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Hanser should serve as a director of LKQ include his extensive experience in the automotive aftermarket industry, which we believe assists our efforts to improve and expand this segment of our business, and his familiarity with and reputation in the European automotive industry, which we view as a key geographic area for our existing business and planned expansion.
Joseph M. Holsten.
Background and Prior Experience: Mr. Holsten has been our Chairman of the Board since November 2011 and was appointed Executive Chairman on March 6, 2017. He joined us in November 1998 as our President and Chief Executive Officer. He was elected to our Board of Directors in February 1999. In November 2010, Mr. Holsten was appointed as Vice Chairman of our Board of Directors. On January 1, 2011, his officer position changed to Co-Chief Executive Officer as part of his transition to retirement. He retired from his officer position in January 2012. Prior to joining us, Mr. Holsten held various positions of increasing responsibility with the North American and International operations of Waste Management, Inc. for approximately 17 years. From February 1997 until July 1998, Mr. Holsten served as Executive Vice President and Chief Operating Officer of Waste Management, Inc. From July 1995 until February 1997, he served as Chief Executive Officer of Waste Management International, plc where his responsibility was to streamline operating activities. Prior to working for Waste Management, Mr. Holsten was a staff auditor at a public accounting firm. Mr. Holsten also has served since May 2009 as a member of the Board of Directors of Covanta Holding Corporation, a company in the energy-from-waste, profiled waste and ferrous metals business, and serves on Covanta's Finance Committee and its Supply Chain and Public Policy Committee. In January 2017, he was elected to the Board of Directors of Mekonomen Group, an automotive spare parts chain in the Nordic region, of which we own approximately 27%. Mr. Holsten serves on the Mekonomen Remuneration Committee.
Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Holsten should serve as a director of LKQ include primarily his unparalleled knowledge of our business and our industry. Mr. Holsten has been with us almost since our inception and from that time has become intimately familiar with all aspects of our business, including in particular operational and financial matters as well as mergers and acquisitions in domestic and international markets. His knowledge and experience provide a critical component for the proper functioning of our Board. Mr. Holsten also brings to our Board his significant operational experience from his key positions at Waste Management. He also contributes financial accounting skills to our Board through his qualification as a Certified Public Accountant, his attainment of an MBA in finance and accounting, and his prior work at a public accounting firm.
Blythe J. McGarvie.
Background and Prior Experience: Ms. McGarvie most recently was a member of the faculty of Harvard Business School teaching in the accounting and management unit from 2012 until 2014. Prior to joining the Harvard Business School faculty, Ms. McGarvie served for ten years as Chief Executive Officer and founder of Leadership for International Finance, a global consulting firm specializing in leadership seminars for corporate and academic groups. During this period, she co-founded and served as Senior Fellow for Northwestern University’s Kellogg Innovation Network and was a visiting leader at the Shanghai-based China Europe International Business School. Prior to 2003, Ms. McGarvie was Chief Financial Officer for BIC Group, a publicly-traded consumer goods company with operations in 36 countries, based in Paris, France. Prior to moving to Paris, Ms. McGarvie was Chief Financial Officer for Hannaford Bros. Co, a Fortune 500 retailing company, between 1994 and 1999. She is a member of the board of directors of Sonoco Products Company, a manufacturer of industrial and consumer packaging products, and a member of the board of directors of Apple Hospitality REIT, a real estate management trust. Ms. McGarvie also served on the board of directors of Viacom Inc., a global entertainment content company, including as chairperson of the Viacom audit committee, until 2017, and was a member of the board of directors of Accenture plc, a global management consulting, technology services and outsourcing company, until 2017. Ms. McGarvie is a Certified Public Accountant and earned an MBA from Northwestern University’s J.L. Kellogg Graduate School of Management.
Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Ms. McGarvie should serve as a director of LKQ include her significant experience in the fields of finance and accounting and her international experience. In addition, she has served on publicly-traded companies as a board member since 2001 and has considerable experience with corporate governance matters. Ms. McGarvie’s MBA with a concentration in accounting and marketing, her status as a Certified Public Accountant and her business experience as a Chief Financial Officer qualify her as an audit committee financial expert. Ms. McGarvie also has technology experience through her participation in Accenture’s recent digital technology transformation and her development of the global technology strategy for BIC Group while serving as its Chief Financial Officer.
John W. Mendel
Background and Prior Experience: Mr. Mendel was the Executive Vice President, Automotive Division, of American Honda Motor Company from November 2004 until his retirement in April 2017, where he was responsible for Automotive business sales, marketing, product development, public relations, vehicle planning, logistics and distribution. Prior to Honda, he worked for Ford Motor Company from July 1976 to November 2004, including in a variety of roles related to field operations and commercial marketing across the Ford, Lincoln and Mercury brands, before serving as Chief Operating Officer of Mazda America from 2001 to 2004. Mr. Mendel is a member of the board of directors of TrueCar, Inc., an operator of a digital automotive marketplace. He received a B.A. in business and economics from Austin College and an M.B.A. from Duke University.
Key Skillsets: The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. Mendel should serve as a director of LKQ include his career in the automotive industry with significant experience in areas directly relevant to LKQ, including operations, sales, marketing, service, product planning and distribution.  His relevant experience also includes strategy work relating to automotive technology, government relations, and executive compensation and planning.  Mr. Mendel has significant exposure to the international markets, which provide insights that should be helpful for LKQ’s foreign operations.  He also has previous and existing public company board experience.
Jody G. Miller
Background and Prior Experience:  Ms. Miller serves as CEO of the Business Talent Group, a global marketplace for top independent professionals doing project-based work, which she founded in 2007. From 2000 through 2007, she was a venture partner with Maveron LLC, a Seattle-based venture capital firm. From 1995 to 1999, Ms. Miller held various positions at Americast, a digital video and interactive services joint venture formed with the Walt Disney Company, including as Acting President and Chief Operating Officer. From 1993 to 1995, she served in the White House as Special Assistant to the President during the Clinton Administration; from 1990 to 1992, she was a White House Fellow at the Department of the Treasury; and from 1986 to 1987, she was the chief legal advisor to Governor Richard Riley in South Carolina. Ms. Miller was a member of the board of directors of Capella Education Company, a provider of online education programs, from 2001 until its merger in August 2018 with Strayer Education, Inc. She is on the board of the Drucker Institute, a non-profit devoted to Peter Drucker's ethical and effective management principles. Ms. Miller earned a B.A. from the University of Michigan and a J.D. from the University of Virginia.
Key Skillsets: The specific experience, qualifications, attributes, and skills that led to the conclusion that Ms. Miller should serve as a director of LKQ include her executive officer positions and her service on the boards of automotive companies.  Her executive experience brings insights to LKQ regarding operations, digital technology, corporate development, capital allocation and human resource management.  Ms. Miller also can provide guidance regarding LKQ’s government affairs matters as a result of her public sector experience in the White House, the Department of the Treasury and as General Counsel to the Governor of South Carolina.  In addition, she brings corporate governance insights with her service on public company governance committees.
John F. O'Brien.
Background and Prior Experience: Mr. O’Brien retired in 2002 as the Chief Executive Officer of Allmerica Financial Corporation, a public insurance company. In addition to serving on our Board of Directors, he is a director of Cabot Corporation, a global specialty chemicals corporation; and the Lead Director of The TJX Companies, Inc., an off-price retailer of apparel and home fashions. Mr. O'Brien was a director of a family of registered investment companies managed by BlackRock, an investment management advisory firm, until December 2018. From August 1989 to November 2002, Mr. O’Brien was President and Chief Executive Officer of Allmerica Financial Corporation. From 1968 to 1989, Mr. O’Brien held several positions at Fidelity Investments, including Group Managing Director of FMR Corporation (from 1986 to 1989), Chairman of Institutional Services Company (from 1986 to 1989) and Chairman of Brokerage Services, Inc. (from 1984 to 1989).
Key Skillsets: The specific experience, qualifications, attributes, and skills that led to the conclusion that Mr. O’Brien should serve as a director of LKQ include his tenure as the President and CEO of a Fortune 500 insurance company and over 35 years of experience in the insurance and investment management industries. His insurance and financial experience provide him with skills and knowledge that he is able to contribute to our Board’s oversight with regard to LKQ’s relationship with the insurance industry. Mr. O'Brien also has experience in accounting and auditing having served for 10 years as chair of the audit committee of Cabot Corporation. Moreover, he is able to provide insights with regard to budgeting, financial planning, and the appropriate financial strength and capital structure of the Company.
Guhan Subramanian.
Background and Prior Experience: Mr. Subramanian is currently the Joseph Flom Professor of Law and Business at the Harvard Law School and the H. Douglas Weaver Professor of Business Law at the Harvard Business School. He is the first person in the history of Harvard University to hold tenured appointments at both the Harvard Law School and the Harvard Business School. At the Harvard Law School, he teaches courses in negotiations and corporate law. At the Harvard Business School, he teaches in several executive education programs, including Strategic Negotiations, Changing the Game, and Making Corporate Boards More Effective. He is the faculty chair for the JD/MBA program at Harvard University, the Harvard Program of Negotiation and the Mergers & Acquisitions executive education course at Harvard Business School. Prior to joining the

Harvard faculty in September 1999, Mr. Subramanian spent three years at McKinsey & Company as a consultant in their New York, Boston, and Washington, D.C. offices.
Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Subramanian should serve as a director of LKQ include his extensive knowledge of corporate law, corporate governance and business negotiations. His positions at Harvard Law School and Harvard Business School provide Mr. Subramanian with continuous exposure and insight into the key issues and developments affecting boards of directors and the businesses they oversee. In addition, his role as an instructor in executive education programs allows Mr. Subramanian to exchange ideas and gain knowledge from numerous prominent business leaders.
William M. Webster, IV.
Background and Prior Experience: Mr. Webster was the co-founder and Chairman of the Board of Directors of Advance America, Cash Advance Centers, Inc., the largest payday advance lender in the United States. He served as the Chairman of the Board of Advance America from January 2009 to April 2012 when Advance America was sold to Group Electra. Prior to founding Advance America in 1997, Mr. Webster was part of the Bush-Clinton transition team and subsequently served the Clinton Administration in various capacities, including Chief of Staff to the Secretary of Education, Richard W. Riley, and as Assistant to the President and Director of Scheduling and Advance in the White House. Mr. Webster is a director and chairman of the Audit Committee of Golub Capital BDC, Inc., an investment company focusing on the middle market. Mr. Webster is also a director of Greenville Health System, the largest employer in South Carolina, and of Compass Systems, Inc., an engineering services company.
Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Webster should serve as a director of LKQ include his experience as Chairman of the Board and Chief Executive Officer of Advance America, Cash Advance Centers, Inc. and his past service as a member of the Board of Advisors of Golub Capital, an affiliate of Golub Capital BDC, LLC and a leading provider of financing solutions for the middle market. These roles give Mr. Webster a unique perspective with respect to financing matters involving LKQ. Mr. Webster also graduated from the University of Virginia Law School, and he brings to our Board of Directors analytical skills developed through his legal education.
Dominick Zarcone.
Background and Prior Experience: Mr. Zarcone became our President and Chief Executive Officer in May 2017. He was our Executive Vice President and Chief Financial Officer from March 2015 to May 2017. Prior to joining our company, he was the Managing Director and the Chief Financial Officer of Baird Financial Group, a capital markets and wealth management company, and certain of its affiliates from April 2011 to March 2015. He also served from April 2011 to March 2015 as Treasurer of Baird Funds, Inc., a family of fixed income and equity mutual funds managed by Robert W. Baird & Co. Incorporated, a registered broker/dealer. From February 1995 to April 2011, Mr. Zarcone was a Managing Director and Chief Operating Officer of the Investment Banking department of Robert W. Baird & Co. Incorporated. From February 1986 to February 1995, he was with the investment banking company Kidder, Peabody & Co., Incorporated, most recently as Senior Vice President of Investment Banking. Mr. Zarcone is a member of the Board of Directors of Generac Power Systems, Inc., a designer and manufacturer of power generation equipment and engine-powered products.
Key Skillsets: The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Zarcone should serve as a director of LKQ include the experience Mr. Zarcone gained serving as our President and Chief Executive Officer since June 2017 and our Chief Financial Officer from March 2015 through May 2017, the financial and operating experience he acquired at Robert W. Baird, including as a Chief Financial Officer and Chief Operating Officer - Investment Banking, and his extensive involvement in various financing and acquisition transactions by LKQ during his tenure at Baird.

We recommend that you vote “FOR” the election
of each of the nominees for director.

Nominating Process
The Governance/Nominating Committee will consider recommendations for nominees for directorships submitted by stockholders and will apply the same evaluation to such recommendations submitted by stockholders as to recommendations submitted by any other person or entity. The Governance/Nominating Committee operates under a written charter, which is available on our corporate website at www.lkqcorp.com. The charter includes a statement of the competencies and personal attributes of nominees to the Board of Directors to be used as a guideline in connection with their evaluation.
In the broader context of the needs of the Board and how our Company, industry and business strategies evolve over time, some of the competencies and personal attributes that the Governance/Nominating Committee considers include a nominee’s experience, general judgment and knowledge, grasp of the Company’s business, understanding of the function of the Board to represent stockholders’ interests, willingness to devote adequate time to board duties, ability to effectively communicate, and demonstration of vision and leadership. The Board also recently amended the Governance/Nominating Committee charter to add items regarding contributing to the diversity of the board and ability to enhance the board as a whole to the list of competencies and personal attributes that are considered when evaluating a board candidate. In identifying nominees for director, the Governance/Nominating Committee seeks persons with diverse and complementary (as opposed to overlapping) competencies and attributes.
Stockholders who wish the Governance/Nominating Committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the Governance/Nominating Committee in care of the Corporate Secretary of the Company at the Company’s principal executive offices, as described in the section below entitled “Other Information -- Submitting Your Proposals for the 2020 Annual Meeting.”
See “Introduction -- an Overview of LKQ’s Mission and How our Board Composition Is Aligned with our Strategy” above and “Corporate Governance -- Succession and Refreshment” below for more discussion of these matters.

CORPORATE GOVERNANCE
LKQ Corporation is committed to high standards of corporate governance and business practices. We seek to be transparent with our stockholders regarding these matters and publicly share the guidelines and charters that govern our Board and our Board committees, which help ensure LKQ Corporation is responsible and accountable.
Corporate Governance Guidelines
Our Corporate Governance Guidelines establish our corporate governance principles and practices on a variety of topics, including:

•	Board composition, independence and membership criteria;

•	Length of board service and the review process upon a change in status of a director;

•	Board meeting procedures;

•	Board committees, committee membership selection, and committee functions; and

•
Director rights and responsibilities, including access to information, the retention of independent experts, orientation and education programs, an annual evaluation of governance practices, and risk oversight.

Our Corporate Governance Guidelines can be found on our website at www.lkqcorp.com.
Performance Evaluation
Each year, the Chairman of the Board interviews each director to obtain his or her assessment of the effectiveness of the Board and its committees, director performance, board dynamics, and the relationship with management. The results of such interviews are summarized and presented to the Board of Directors for discussion. In addition, the chair of each Board committee annually conducts an evaluation with the committee members of the performance and procedures of the committee. Appropriate follow-up occurs with respect to matters requiring additional consideration, including as to opportunities to enhance and strengthen the functioning of our Board committees.
Board Leadership Structure
We have different persons in the roles of Chairman of the Board and Chief Executive Officer and also have a Lead Independent Director. Mr. Holsten has been our Chairman of the Board since November 2011 and was appointed our Executive Chairman in March 2017. Mr. Zarcone has been our Chief Executive Officer since May 2017. We believe that this leadership structure is appropriate for our Company because our Executive Chairman of the Board and our Chief Executive Officer complement each other in their common objective of promoting the best interests of our stockholders. Mr. Holsten led our Company as its top executive from November 1998 through December 2011 (as the Co-Chief Executive Officer during the 2011 calendar year), after which he retired from his officer position. He had assumed the Chairman of the Board position shortly after the death of Donald Flynn, the former Chairman. Mr. Holsten brings to the Executive Chairman of the Board position a great deal of experience operating companies and also has a strong financial accounting background. Mr. Zarcone's areas of expertise include finance, capital-raising, acquisitions and operations -- areas that overlap and supplement Mr. Holsten's specialties.
Our Board of Directors has designated A. Clinton Allen as our Lead Independent Director. Mr. Allen leads the executive sessions of our independent directors and focuses particular attention on our corporate governance matters. We believe that in fulfilling this role Mr. Allen complements the strengths of our Executive Chairman and Chief Executive Officer described above and strengthens our Board’s leadership.
Role of Board of Directors in Our Risk Management Process
We have well developed processes in place to manage our key strategic, operational, financial, and compliance risks. Our entire Board of Directors is responsible for monitoring and evaluating the risks we face and our risk management processes. We implement our risk management processes through the regular reports to the Board of such risks by each of our Executive Chairman of the Board and our Chief Executive Officer and other appropriate executives (including our Chief Financial Officer and our General Counsel) with respect to matters within their areas of expertise, including such matters as acquisitions, capital raising transactions, financial accounting matters and legal issues. In addition, our Chief Information Officer and Chief Information Security Officer report to the Audit Committee regarding information security and cybersecurity incidents. Our Board members engage in discussions with these officers regarding their areas of expertise, including assessments of the risks relating thereto. In addition, our Corporate Audit department develops a risk-based audit plan annually that is reviewed with our Audit Committee, along with the results of internal audit reviews and activities.

We believe that the Board’s oversight of risks is enhanced by our leadership structure because the Board often receives more than one point of view regarding the risks, thereby leading to a more thorough analysis of the matter.
Director Independence
The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Governance/Nominating Committee, has affirmatively determined that each nominee for election as a director (except Messrs. Holsten and Zarcone) is independent in that each such person has no material relationship with the Company, our management or our independent registered public accounting firm, and otherwise meets the independence and other requirements of the listing standards of Nasdaq, the rules and regulations of the SEC and applicable law. In determining the independence of the directors, the Board considered, among other things (including the transactions described under "Other Information -- Certain Transactions" in this Proxy Statement), that the Company pays for directors to attend education programs, including programs sponsored by the American College of Corporate Directors, with which Mr. Allen is affiliated. The transactions with the American College of Corporate Directors were entered into in the ordinary course of business and involved the provision of services at arm’s-length negotiated rates. Our board has determined that these transactions were not material relationships under the Nasdaq rules and do not otherwise impair the independence of our director. The Board determined that Mr. Holsten is not independent due to his status as a consultant to the Company through December 31, 2016 and that Mr. Zarcone is not independent due to his status as a current executive officer of the Company.
Director Attendance
The Board held seven meetings (four regular and three special) during fiscal 2018. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which such director served that were held during the period during which such director served as a director. At its regular meetings, the independent members of the Board typically hold executive sessions without management present. One executive session was held in 2018.
We encourage all of our directors to attend our annual meeting of stockholders, and we customarily schedule a regular Board meeting on the same day as our annual meeting. All persons who were directors at the time attended our annual meeting of stockholders in 2018 except Mr. Webster.
Director Stock Ownership Guidelines
The Board has established stock ownership guidelines that provide that each non-employee director is expected to hold a minimum of at least the number of shares equal in value to five times the annual cash board service retainer (pledged shares do not count toward this minimum) and to provide that such ownership amount would be obtained within five years after first becoming subject to the guidelines. Each of our non-employee directors is currently in compliance with the stock ownership requirements. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).
Hedging/Pledging
The Company’s policies prohibit directors from engaging in hedging transactions involving our common stock. In addition, shares that are pledged do not count toward the stock ownership requirements of our directors. No directors currently pledge shares of our common stock.
Succession and Refreshment

Our Board of Directors is committed to effective board succession planning and refreshment, using processes such as board self-evaluations, board refreshment discussions, and consideration of the annual slate of board nominees by our Governance/Nominating Committee and by our Board of Directors. As a result of these different processes, directors have decided (for personal or professional reasons) or have been asked (for reasons related to their ongoing contributions to the board and the Company) not to stand for re-election at the next annual meeting of stockholders.

Committees of the Board
Our Board has four standing committees. They are the Audit Committee, the Compensation Committee, the Governance/Nominating Committee and the Industry, Regulatory and Consumer Awareness (IRCA) Committee. The Board reviews and determines the membership of the committees at least annually, with input from the Governance/Nominating Committee. The following table sets forth the current membership of the committees.

Name	Audit Committee	Compensation Committee	Governance/ Nominating Committee	IRCA
A. Clinton Allen	Member	—	Member	—
Meg A. Divitto	—	Member*	—	Member
Robert M. Hanser	—	Member	—	Member
Joseph M. Holsten	—	—	—	—
Blythe J. McGarvie	Chairperson	—	Member	—
John W. Mendel	—	Member	—	Member*
Jody G. Miller	Member	—	Member*	—
John F. O'Brien	—	Chairperson	Member	—
Guhan Subramanian	Member	—	Chairperson	—
William M. Webster, IV	—	Member	—	Chairperson
Dominick P. Zarcone	—	—	—	Member
*Effective May 2019
The functions of each committee are described below.
Audit Committee.    The Audit Committee’s functions include selecting, appointing and evaluating our independent registered public accounting firm and recommending that firm for ratification by stockholders; reviewing the arrangements for, and scope of, the independent registered public accounting firm’s examination of our financial statements; overseeing the activities of our internal audit department; meeting with the independent registered public accounting firm and certain of our officers to review the adequacy and appropriateness of our system of internal control and reporting, our critical accounting policies, and our public financial disclosures; reviewing compliance with our codes of ethics; and performing any other duties or functions deemed appropriate by the Board of Directors. The Audit Committee meets quarterly with management and our independent registered public accounting firm to review our annual and quarterly reports and earnings releases prior to their issuance.
All of the Audit Committee members satisfy the independence, financial literacy, and expertise requirements of the rules of Nasdaq. Our Board of Directors has determined that Ms. McGarvie satisfies the requirements to be designated an “audit committee financial expert” under the rules and regulations of the SEC. The Audit Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Audit Committee met eight times during 2018.
Compensation Committee.    The Compensation Committee is responsible for establishing and making recommendations to the Board of Directors regarding compensation to be paid to our executive officers and is responsible for the administration and interpretation of, and the granting of awards under, our incentive compensation plans. All of the Compensation Committee members are independent as defined in Nasdaq's listing standards. The Compensation Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Compensation Committee met four times during 2018.
The compensation of our executive officers is determined through a process involving our Executive Chairman of the Board, our Chief Executive Officer and our Compensation Committee. Our Executive Chairman of the Board typically determines the proposed compensation of our Chief Executive Officer. Our Chief Executive Officer typically determines the proposed compensation of the remaining executive officers. The Compensation Committee holds a meeting near the beginning of each calendar year to consider the proposed compensation amounts for that year and to make final determinations. The executive officers are not present during the deliberations and final decisions by the Compensation Committee concerning executive compensation.
Governance/Nominating Committee.    The Governance/Nominating Committee is responsible for developing policies and processes designed to provide for effective and efficient governance by the Board of Directors, for periodically reviewing non-employee director compensation, and for identifying qualified individuals and nominating such individuals for membership on the Board of Directors and its committees. All of the members of the Governance/Nominating Committee are independent as defined in Nasdaq's listing standards. The Governance/Nominating Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The Governance/Nominating Committee met five times during 2018.
Industry, Regulatory and Consumer Awareness Committee.     The responsibilities of the IRCA Committee are to oversee and monitor legislative and regulatory issues, political fundraising and contributions, compliance with regulatory requirements, and technological changes that may impact our industry, customers or suppliers. The IRCA Committee oversees any lobbying activity engaged in by LKQ. The IRCA Committee operates pursuant to a charter, which is available on our corporate website at www.lkqcorp.com. The IRCA Committee met four times in 2018.
Stockholder Communications with the Board of Directors
Stockholders desiring to contact the Board of Directors or any committee of the Board should address the communication to LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, Attention: Corporate Secretary, with a request to forward the communication to the intended recipient. All such communications will be forwarded unopened.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently composed of Messrs. O’Brien, Hanser, Mendel and Webster. It determines the compensation of our executive officers. None of Messrs. O’Brien, Hanser, Mendel or Webster is or was an officer or employee of the Company nor are any of our directors officers of any other entity for which one of our executive officers served as a director or makes compensation decisions.

DIRECTOR COMPENSATION
Director Fees
The Board intends to set director compensation levels near the market median relative to director compensation at companies of comparable size, industry, and scope of operations in order to ensure directors are paid competitively and fairly for their time commitment and responsibilities. The Board periodically reviews the components and amounts of director compensation to determine if any adjustments are appropriate and as part of such review, regularly engages an outside consultant to provide information and advice on such matters. The last such review was conducted in May 2018 and benchmarked our director compensation practices against the same peer group of companies used in executive compensation comparisons (see page 25). Findings from the review indicated that our director compensation levels approximated the peer group median and the structure of our program was consistent with current best practices, except that our outside consultant recommended that the fees for serving as the chair of the committees should be increased. Thus, in May 2018, the Board of Directors increased the annual cash payments to the chairs from $25,000 to $35,000 for the Audit Committee, from $15,000 to $25,000 for the Compensation Committee, from $15,000 to $20,000 for the Governance/Nominating Committee, and from $12,000 to $18,000 for the IRCA Committee. Also, the annual cash payment for the other members of the Governance/Nominating Committee was increased from $8,000 to $10,000. Following is a summary of the director compensation program as modified:

•
Retainer-only cash compensation with no fees for attending meetings (which is an expected part of board service), with additional retainers for special roles such as Executive Chairman of the Board, Lead Independent Director, and committee chairs to recognize their incremental time and effort. Cash compensation in 2018 for our non-employee directors consisted of:

◦	annual cash board service retainer of $100,000;

◦	annual cash payments for serving on committees of the board:

▪	$35,000 and $15,000 for each of the chairman and the other members of the Audit Committee, respectively;

▪	$25,000 and $10,000 for each of the chairman and the other members of the Compensation Committee, respectively;

▪	$20,000 and $10,000 for each of the chairman and the other members of the Governance/Nominating Committee, respectively; and

▪
$18,000 and $8,000 for each of the chairman and the other members of the IRCA Committee, respectively. Mr. Zarcone does not receive compensation for serving on the IRCA Committee since he is an employee director;

•
Significant portion of total compensation in full-value equity awards, for alignment with stockholders, where annual grants are based on a fixed-value formula and short vesting to avoid entrenchment. In 2018, equity compensation for non-employee directors consisted of an annual grant of restricted stock units ("RSUs") with a value on the grant date of approximately $115,000. The 2018 equity grant will vest in May 2019, one year after the date of grant.

•	Meaningful stock ownership requirements equal in value to five times the annual cash board service retainer.

•	No benefits or perquisites.
Certain director positions received additional payments. Mr. Holsten, our Executive Chairman of the Board, was paid in 2018 an annual amount of $700,000 and was eligible for an additional bonus of up to $750,000, in both cases for his oversight and mentoring of our Chief Executive Officer and other duties performed on behalf of LKQ. In May 2018, the Board of Directors approved the payment to Mr. Holsten of a bonus of $750,000. Mr. Holsten also received an annual grant of RSUs with a value on the grant date of approximately $50,000 in 2018. Mr. Allen received in 2018 an annual amount of $25,000 for his role as Lead Independent Director. Mr. Hanser received in 2018 an annual amount of $15,000 for his advice and contributions to the Board relating to Europe matters and an additional payment of $75,000 for his assistance in connection with the acquisition of Stahlgruber GmbH.
See the "Director Compensation Table" below for more details regarding compensation received by each of our directors in 2018.
Each director has the option, by making an election by December 31 of each year, to receive the cash portion of director compensation for the following calendar year in shares of our common stock instead of cash. None of our directors elected to receive his or her cash compensation for 2018 in shares of our common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with serving on our Board.

Indemnification
Each member of our Board of Directors is a party to an indemnification agreement with us that assures the director of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.
Director Compensation Table
The following table provides compensation information for the one year period ended December 31, 2018 for each of our directors that served during 2018 (other than Mr. Zarcone).

Name	Fees Earned or Paid in Cash	Stock Awards (1),(2)	All Other Compensation	Total
Sukhpal Singh Ahluwalia (3)	$—	$—	$667,500	$667,500
A. Clinton Allen	149,500	115,017	—	264,517
Meg A. Divitto (4)	43,839	86,345	—	130,184
Robert M. Hanser	129,667	115,017	75,000	319,684
Joseph M. Holsten	800,000	165,021	750,000	1,715,021
Blythe J. McGarvie	141,005	115,017	—	256,022
Paul M. Meister (5)	45,827	—	—	45,827
John W. Mendel (4)	44,651	86,345	—	130,996
Jody G. Miller (4)	46,680	86,345	—	133,025
John F. O'Brien	130,755	115,017	—	245,772
Guhan Subramanian	131,086	115,017	—	246,103
William M. Webster, IV	125,903	115,017	—	240,920

(1)
The amounts represent the aggregate grant date fair value of awards granted in 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). See Note 7 of the consolidated financial statements in our 2018 Annual Report regarding assumptions underlying the valuation of equity awards. Our equity incentive grants are discussed beginning on page 27.

(2)
As of December 31, 2018, the non-employee directors held the following outstanding equity awards: Mr. Allen, 3,770 RSUs; Ms. Divitto 2,601 RSUs; Mr. Hanser, 3,770 RSUs; Mr. Holsten, 5,409 RSUs; Ms. McGarvie, 3,770 RSUs; Mr. Mendel 2,601 RSUs; Ms. Miller 2,601 RSUs; Mr. O’Brien, 3,770 RSUs; Mr. Subramanian, 3,770 RSUs; and Mr. Webster, 3,770 RSUs.

(3)
The compensation reported for Mr. Ahluwalia was paid pursuant to a Services Agreement between us and Mr. Ahluwalia. For a description of the Services Agreement, see the section entitled “Certain Transactions -- Transactions with Related Persons” on page 41. Mr. Ahluwalia resigned from his position as a member of our Board of Directors as of January 2, 2019.

(4)	These persons joined the Board of Directors in August 2018.
(5)	Mr. Meister did not run for re-election in 2018.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors is responsible for appointing our independent registered public accounting firm, and for recommending such appointment for stockholder ratification. The Audit Committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2019. The primary responsibility of Deloitte & Touche is to audit, and express an opinion on, our financial statements and our internal control over financial reporting.
Deloitte & Touche has served as our independent registered public accounting firm since 1998 and also has provided non-audit services from time to time. We believe that the long tenure of Deloitte & Touche LLP as our auditor is beneficial to our Company because, among other reasons, it enhances the quality of the audit due to the firm’s historical knowledge and thorough understanding of our business, accounting practices and internal controls over financial reporting.  At the same time, the Audit Committee is mindful of the risks of Deloitte’s long tenure and carefully monitors Deloitte’s performance, fee structure and any issues bearing on the independence of the firm.
Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit Committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.
Audit Fees and Non-Audit Fees
The following table summarizes the fees and expenses of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and other services for the periods indicated.

	2018	2017
Audit Fees	$6,419,656	$5,376,355
Audit-Related Fees	371,064	865,865
Tax Fees	2,479,814	2,080,637
All Other Fees	—	69,362
Total Audit and Non-Audit Fees	$9,270,534	$8,392,219

For 2018, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and foreign statutory audits. Audit-related services primarily consisted of assistance with acquisitions due diligence. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $320,119 in 2018.
For 2017, audit services consisted of the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and foreign statutory audits. Audit-related services primarily consisted of assistance with acquisitions due diligence. Tax services included domestic and foreign tax compliance, research and planning. Tax compliance fees totaled $305,206 in 2017. All other fees related to miscellaneous advisory services.
Policy on Audit Committee Approval of Audit and Non-Audit Services
The Audit Committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The Audit Committee approves, at the beginning of each year, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a report to the committee on at least a quarterly basis regarding the services provided and the fees paid for such services. The Audit Committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte & Touche LLP will be available at the 2019 Annual Meeting to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2019 Annual Meeting, although they will have the opportunity to do so.
We recommend that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2019.
Report of the Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s implementation of LKQ’s financial reporting process. In discharging its oversight role, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP, our independent registered public accounting firm, our audited financial statements as of and for the year ended December 31, 2018. Management is responsible for those financial statements and the reporting process, including the system of internal control. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.
The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301. The Audit Committee has also received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and has discussed the accounting firm's independence with Deloitte & Touche LLP. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche LLP was compatible with maintaining Deloitte & Touche LLP’s independence.
Based upon the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be filed with LKQ's Annual Report on Form 10-K for the year ended December 31, 2018.
In compliance with the Sarbanes-Oxley Act of 2002, the Board of Directors has established procedures for the confidential reporting of employee concerns with regard to accounting controls and auditing matters. All members of the Audit Committee meet the independence standards established by Nasdaq.

Audit Committee (as of March 14, 2019):
Blythe J. McGarvie (Chair)
A. Clinton Allen
Jody G. Miller
Guhan Subramanian

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
The guiding principles of our compensation policies and decisions include aligning each executive’s compensation with our business strategy and the interests of our stockholders and providing incentives needed to attract, motivate and retain key executives who are important to our long-term success. Consistent with this philosophy, a significant portion of the total incentive compensation for each of our executives is directly related to our earnings and to other performance factors that measure our progress against the goals of our strategic and operating plans.
Stockholders are urged to read the “Executive Compensation -- Compensation Discussion and Analysis” and “Executive Compensation -- Compensation Tables” sections of this Proxy Statement, which discuss how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that our compensation design and practices are effective in implementing our guiding principles.
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this Proxy Statement. Accordingly, the following resolution is submitted for stockholder vote at the 2019 Annual Meeting:
“RESOLVED, that the stockholders of LKQ Corporation approve, on an advisory basis, the compensation of its named executive officers as disclosed in the Proxy Statement for the 2019 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”
As this is an advisory vote, the result will not be binding on us, the Board of Directors or the Compensation Committee, although our Compensation Committee will consider, among other things, the outcome of the vote when evaluating our compensation principles, design and practices. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this Proxy Statement.
We recommend that you vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

OTHER PROPOSALS
We know of no matters to be brought before the 2019 Annual Meeting other than those described above. If any other business should properly come before the meeting, we expect that the persons named in the enclosed proxy will vote your shares in accordance with their best judgment on that matter.

EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS
This section describes the Company’s compensation programs for our executive officers that were in effect for 2018 and the decisions made with respect to these programs. Our goal is to explain the details of our compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders. This section contains compensation information for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers, in each case who were serving as executive officers as of December 31, 2018 (collectively referred to as our “named executive officers”). Our named executive officers for 2018 were:

•	Dominick Zarcone, President and Chief Executive Officer

•	Varun Laroyia, Executive Vice President and Chief Financial Officer

•	John S. Quinn, Chief Executive Officer and Managing Director, LKQ Europe

•	Walter P. Hanley, Senior Vice President -- Development

•	Victor M. Casini, Senior Vice President, General Counsel and Corporate Secretary
Executive Summary
Compensation Highlights

Compensation Component	Description/Purpose	2018 Highlights
Direct Compensation
Base Salary	• Fixed compensation element • Salary levels based on market rates, executive’s experience, responsibilities, and contribution to our development and growth	• Increases in 2018 aimed at aligning more closely with peers • Refer to “Elements of Our Compensation Programs -- Base Salaries”
Annual Bonus under Management Incentive Plan (“MIP”)	• Cash incentive designed to reward achievement of annual performance objectives • 2018 annual bonuses were based 100% on consolidated earnings per share (EPS) goals
• Our 2018 EPS (as defined in the MIP) was $2.20, versus a target range of $2.32 to $2.36, resulting in bonus payments at one level above threshold
• Refer to “Elements of Our Compensation Programs -- Annual Bonus Awards”

Long-Term Incentive Plan (“LTIP”) Awards
• Cash incentive designed to reward multi-year performance
• For the 2018-2020 performance period, each executive is eligible to earn up to 200% of their target award, based on the Company’s 3-year EPS growth (weighted 42.5%), 3-year average parts & services organic revenue growth (weighted 42.5%), and 3-year average return on equity (weighted 15%)
• Goal achievement for the three-year performance period ended December 31, 2018 resulted in payout at 85% of target • Refer to “Elements of Our Compensation Programs -- Long-Term Incentive Awards”
Restricted Stock Units (RSUs)
• Grants of units that will be converted to a number of common shares, subject to achievement of a performance hurdle, as well as the executive’s continued employment over the vesting period
• Designed to align the interests of management with those of our stockholders and promote retention of key talent

• In 2018, the Committee granted named executive officers RSUs that vest over a three-year period, subject to the executive’s continued employment, but only if we achieve positive diluted EPS during any fiscal year within five years from the date of grant
• Refer to "Elements of Our Compensation Programs -- Equity Incentive Grants"

Compensation Component	Description/Purpose	2018 Highlights
Indirect Compensation
Health and Welfare Benefits	• Standard health and welfare benefits to provide a level of financial support in the event of injury or illness	• Executives participate in the same benefits programs as all other employees
Retirement
• Provide opportunities for employees to save for retirement in a tax efficient manner
• 401(k) plan with company matching contribution and supplemental plan to allow employees to contribute (and receive a company match) on amounts in excess of IRS limits
• Executives participate in the 401(k) plan and supplemental plan on the same basis as all other eligible employees
Severance Protection
• Severance Policy provides financial support in the event of an involuntary termination of employment
• Change of Control agreements enable executives to objectively consider transactions that will benefit stockholders even if they would result in termination of employment
• Termination provisions in equity award agreements outline the treatment of each award under various termination scenarios

• In the event of a Change of Control, cash severance would be payable on a “double-trigger” basis, meaning the executive must experience a qualifying termination within 24 months of the Change of Control to receive benefits
• Our RSUs have “double-trigger” vesting, meaning that vesting of RSUs will accelerate in connection with a Change of Control only if either (a) the successor entity does not assume, convert, or replace the awards with a similar award or (b) the participant experiences a qualifying termination within 24 months of the Change of Control

Target Total Direct Compensation Mix
A significant portion of our executive compensation is in the form of incentive-based compensation. We consider our annual bonus awards, long-term incentive awards and equity incentive grants incentive-based compensation because their value depends in whole or in part on the financial performance of the Company and/or our stockholder return performance. The following charts set forth the percentage of our Chief Executive Officer's and the other named executive officers' 2018 compensation that was incentive-based.

Compensation Governance Highlights

What we do	What we don’t do
✓The majority of our executives’ target total direct compensation is tied to performance.

✓We require executive officers and directors to acquire and maintain meaningful ownership of our stock to ensure their interests are closely aligned with the long-term financial interests of our stockholders.

✓Our equity awards include meaningful restrictive covenants (e.g., non-competition, non-solicitation of customers and employees, etc.) that, if violated, would result in forfeiture of unvested awards, shares received upon vesting of awards, or cash proceeds received upon sale of such shares.

✓Our Compensation Committee is composed entirely of independent directors.

✓Our Compensation Committee engages an independent compensation consultant that provides no other services to the Company.

✓We periodically assess our executive compensation programs to ensure they do not create risks that are likely to have a material adverse effect on our Company.

                ✗We do not provide golden parachute excise tax or other tax gross-ups.

✗Neither our Severance Policy nor our Change of Control Agreements provide "single-trigger" cash severance upon a Change of Control.

✗Our equity grant agreements do not provide "single-trigger" equity vesting upon a Change of Control.

✗Our equity plans expressly forbid option repricing, and exchange of underwater options for other awards or cash, without stockholder approval.

✗We do not provide material benefits or perquisites to U.S.-based executive officers that are not provided to other employees.

✗We do not allow executives and directors to hedge Company stock.

Advisory Vote on Executive Compensation
Commencing in 2011, we have submitted to our stockholders on an annual basis a proposal for a (non-binding) advisory vote to approve the compensation of our named executive officers ("say-on-pay"). The Compensation Committee considers, among other things, the outcome of this vote when evaluating our compensation principles, designs and practices. More than 96% of stockholders supported our advisory vote at our 2018 annual meeting. Notwithstanding the strong support for our executive compensation program indicated by this vote, the Compensation Committee, responding in part to communications from our stockholders, made certain changes in 2019. See "2019 Changes to Annual Bonuses and Long-Term Incentive Awards" at page 28 for additional information about changes to our program made by the Compensation Committee after taking into account those perspectives.

Objectives of Our Compensation Programs
Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent needed to achieve our corporate objectives in a highly competitive market, and thereby increase stockholder value. It is our policy to provide incentives to the Company’s senior management to achieve both short-term and long-term goals. To attain these goals, our policy is to provide a significant portion of executive compensation in the form of at-risk, incentive-based compensation. We believe that such a policy, which aligns the financial interests of management with the financial interests of our stockholders, provides the proper incentives to attract, motivate, reward and retain quality management.
What Our Compensation Programs are Designed to Reward
Our compensation programs are designed to reward our executive officers for the overall performance of our Company and the individual performance of each executive officer. Specifically, with respect to the overall performance of our Company, we have historically used the growth of the following metrics to measure performance: revenue, consolidated earnings per share, and return on equity. See "2019 Changes to Annual Bonuses and Long-Term Incentive Awards" at page 28 for changes to our performance metrics. With respect to individual performance of an executive officer, we analyze the growth of the performance metrics that most directly relate to such individual’s area of responsibility and consider certain subjective factors, including the individual’s management and leadership skills, ability to resolve challenges and to overcome obstacles, and overall contribution to our success.
Other than for purposes of determining the appropriate value of equity-related awards, stock price performance has not been used as a direct factor in determining executive officer compensation. Stock price performance, however, ultimately affects the value of equity incentive awards held by executive officers, thus aligning their interests with those of other stockholders.
Executive Compensation Decision-Making
Role of the Compensation Committee and Management
Management provides to the Compensation Committee historical compensation information relating to our executive officers to aid the deliberations of the Compensation Committee regarding executive officer compensation. The information typically includes historical and proposed base salaries, bonuses, long-term incentive awards, equity-based awards, and any other material component of compensation or perquisite. The Compensation Committee takes into account the historical trend of each element of compensation and the total of all of the elements for each year in connection with its decisions about proposed compensation amounts. In addition, the Compensation Committee receives recommendations from the Executive Chairman of the Board regarding the compensation of the Chief Executive Officer and receives recommendations from the Chief Executive Officer regarding the compensation of the other executive officers.
Role of the Compensation Committee’s Consultant
The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent executive compensation advisors. F.W. Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. The Compensation Committee has considered the independence of F.W. Cook and determined that its engagement of F.W. Cook did not raise any conflicts of interest with LKQ or any of our directors or executive officers.

In October 2015, F.W. Cook conducted a comprehensive review of our executive officer compensation programs.  Part of this review was a comparative analysis of our executive compensation program with the executive compensation programs of the following peer group of companies:

Advance Auto Parts, Inc.	MRC Global Inc.
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co., Inc.
AutoZone, Inc.	O’Reilly Automotive, Inc.
BorgWarner Inc.	Republic Services, Inc.
Cooper Tire & Rubber Company	Schnitzer Steel Industries, Inc.
Dana Incorporated	Tenneco Inc.
Fastenal Company	Visteon Corporation
Genuine Parts Company	W.W. Grainger Inc.
HD Supply Holdings, Inc.	Watsco, Inc.
Lear Corp.	WESCO International, Inc.
In May 2017, F.W. Cook provided a compensation analysis for our Chief Executive Officer and Chief Financial Officer positions in connection with the departure of Mr. Wagman as our Chief Executive Officer, the promotion of Mr. Zarcone to Chief Executive Officer and the hiring of a new Chief Financial Officer. For the 2017 analysis, Applied Industrial Technologies, Inc. and Schnitzer Steel Industries, Inc. were removed from the group, and Goodyear Tire & Rubber Company was added, based on company size considerations.
In the fourth quarter of 2018, at the Compensation Committee's direction, F.W. Cook conducted another comprehensive review of our executive officer compensation program. For the 2018 analysis, Cooper Tire & Rubber Company and MRC Global, Inc. were removed from the group, and Aptiv plc and United Rentals, Inc. were added, based on company size considerations. See "2019 Changes to Annual Bonuses and Long-Term Incentive Awards" at page 28 for additional information about changes to our program made by the Compensation Committee after taking into account F.W. Cook's recommendations in light of stockholder perspectives.
The Compensation Committee does not target any specific percentile with regard to setting the compensation opportunities of our executive officers in comparison to the executive officers of the peer group.
Elements of Our Compensation Programs, Why We Chose Each Element, and How We Determine the Amount of Each Element
The elements of our direct compensation programs are base salaries, annual bonus awards, long term incentive awards, and equity incentive grants. We believe that this mix of compensation elements helps us to achieve the objectives of our compensation programs and provides appropriate short-term and long-term motivation to our executive officers.
Base Salaries.    Base salaries are the fixed components of each executive’s target total direct compensation opportunity. The Compensation Committee considers the following factors when setting the base salary of each of the executive officers: base salaries of executive officers in similar positions at comparable companies; the contributions of the executive officers to the Company’s development and growth; and the executive officer’s experience, responsibilities and position within the Company. No specific corporate performance measures are considered with respect to base salaries.
A three-year salary history for the named executive officers is provided in the following table:

Executive	2019 Salary (1)	2018 Salary (1)	2017 Salary
Dominick Zarcone	$975,000	$975,000	$900,000 (2)
Varun Laroyia	$575,000	$500,000	$500,000 (3)
John S. Quinn	$600,000	$595,000	$585,000
Walter P. Hanley	$460,000	$450,000	$440,000
Victor M. Casini	$430,000	$410,000	$400,000

(1)
Certain of the salaries for the named executive officers were increased in 2019 and 2018 (effective in April in each year) to align their salaries more closely with similarly-situated executives at the peer companies. Amount shown represent the salaries in effect in April of each year.

(2)
The amount shown for Mr. Zarcone for 2017 represents his annualized base salary for his position as President and Chief Executive Officer, which he assumed on May 31, 2017; his salary prior to May 31, 2017 was $515,000 in his position as Chief Financial Officer.

(3)	Mr. Laroyia joined the Company in October 2017. The amount disclosed for 2017 represents his annual base salary.
Annual Bonus Awards.    We offer annual bonus awards under our Management Incentive Plan (“MIP”) to provide incentives for superior performance over a one-year time horizon. The MIP was initially approved by our stockholders in May 2011, and re-approved by our stockholders in May 2016. Under the MIP, each participant (including our named executive officers) is eligible to receive a cash payment equal to percentages of the participant’s base salary at specified threshold, target, and maximum levels of performance.
In 2018, the performance metric for our executive officers’ bonuses was based on the Company’s consolidated diluted earnings per share (EPS) from continuing operations attributable to LKQ stockholders, adjusted for certain items as specified by the Compensation Committee at the time the bonus targets were established. Such adjustments related to amortization expense for acquired intangibles; currency exchange rates; asset impairments; restructuring and acquisition expenses; losses on debt extinguishment; atypical environmental and legal losses; change in fair value of contingent consideration liabilities; expenses related to discontinued operations; other extraordinary, unusual or infrequently occurring items (primarily related to U.S. tax law changes); and certain other minor adjustments. The adjustments had the net effect of increasing earnings per share by $0.67 over the reported earnings per share. Amortization expense for acquired intangibles and asset impairment charges accounted for $0.29 and $0.31 of the adjustments in 2018, respectively. The following table outlines (a) the threshold, target, and maximum EPS goals under the bonus program, along with actual EPS achieved for 2018 (after giving effect to the applicable adjustments descried above), and (b) each executive’s bonus opportunity at threshold, target, and maximum, along with the earned bonus amount.

		Threshold	Target	Maximum	Actual
2018 EPS Goals		$2.16	$2.32 - $2.36	$2.48	$2.20
2018 Bonus Opportunities
Dominick Zarcone	% Salary	50%	100%	150%	63%
		$$477,534	$955,069	$1,432,603	$596,918
Varun Laroyia	% Salary	35%	50%	110%	39%
		$$175,000	$250,000	$550,000	$193,750
John S. Quinn	% Salary	35%	50%	110%	39%
		$$207,320	$296,171	$651,577	$229,533
Walter P. Hanley	% Salary	35%	50%	110%	39%
		$$156,570	$223,671	$492,077	$173,345
Victor M. Casini	% Salary	35%	50%	110%	39%
		$$142,570	$203,671	$448,077	$157,845
Long Term Incentive Awards.    We grant performance awards under our Long Term Incentive Plan (“LTIP”) to certain of our key employees (including our named executive officers). The LTIP was approved by our stockholders in 2006 and re-approved by our stockholders in 2011 and 2016. Long term incentive awards are designed to reward performance over a three-year period and to create retention incentives. Performance periods begin on January 1 and end on December 31 of the third calendar year thereafter. Under the LTIP, target awards are established for each participant (including each named executive officer) as a percentage of their base salary at the end of the three-year performance period and may be earned up to 200% of the target award value. The earned amount is determined by comparing performance in the final year of the three-year performance period to performance in the year before the commencement of the performance period for three separate measures: adjusted earnings per share, revenue, and return on equity (ROE).
2016-2018 LTIP
The table below sets forth the targets of adjusted EPS, revenue and ROE growth for the three-year performance period ended December 31, 2018 and the actual results for each component. These results produced a payout that was 85% of target. The Summary Compensation Table on page 31 sets forth under the column entitled “Non-Equity Incentive Plan

Compensation” the amounts earned and subsequently paid for the years presented with respect to our named executive officers who were participants in the plan for this period.

	Weighting	Target Growth	Actual Results	Payout (% of Target)
Adjusted EPS	42.5%	55% - 61%	31.5%	—%
Revenue	42.5%	48% - 51%	66.7%	200%
ROE	15.0%	42.5 bps - 52.5 bps	(238) bps	—%
			Weighted Average Payout	85%
2018-2020 LTIP
We granted performance awards to our executive officers for the performance period commencing January 1, 2018 and ending December 31, 2020 that may be earned up to 200% of the target award value based on three performance measures. The performance measures were slightly modified for this performance period as follows: three-year revenue growth was changed to three-year average organic parts & services revenue growth; and three-year ROE growth was changed to three-year average ROE. The three-year adjusted EPS growth performance measure remained the same. Below is a summary of the performance goals and the corresponding payout as percentages of target.

EPS Achievement in 2020 (42.5% Wtg.)	3-Year Average Parts & Services Organic Revenue Growth (42.5% Wtg.)	3-Year Average ROE (15% Wtg.)	Payout (% of Target) (1)
<$2.62	<2.0%	<12.5%	—%
>=$2.62 and <$2.94	>=2.0% and <3.5%	>=12.5% and <13.5%	50%
>=$2.94 and <$3.25	>=3.5% and <5.0%	>=13.5% and <14.5%	100%
>=$3.25	>=5.0%	>=14.5%	200%

(1)
Payout percentages are calculated based on the weighted sum of the respective actual results of each performance measure. If the actual achievement is between the goal levels shown above, the payout is calculated using a linear formula.

Each officer’s threshold, target, and maximum award opportunity under the 2018-2020 LTIP is outlined in the Grants of Plan-Based Awards table on page 33.
 Equity Incentive Grants.    Equity-based awards are designed to align the interests of recipients with those of stockholders because the realized value reflects our stockholder return and to create retention incentives through multi-year vesting. We grant equity awards annually, historically on the second Friday of January each year, and in other limited circumstances, such as commencement of employment or promotion. In February 2019, the Compensation Committee adopted a Policy and Procedures for Granting Equity-Based Awards to establish a written framework for a consistent process for granting equity-based awards. The Policy and Procedures states that, starting with the 2019 annual grant, annual grants of equity-based awards shall be made effective as of the business day following our release of financial results for the previously-completed fiscal year. When making equity awards, we consider factors specific to each employee such as salary, position and responsibilities. We also consider factors such as the rate of the Company’s development and growth and an estimate of the value of each award. In addition, we determine the amount of dilution that we believe would be generally acceptable to our stockholders and correspondingly limit the aggregate number of awards granted each year.
In 2018, the Compensation Committee approved the issuance of a total of 138,472 RSUs to our named executive officers. The RSUs vest in equal tranches over a three-year period on each six-month anniversary of the grant date, provided that we achieve positive diluted EPS during any fiscal year period within five years following the grant date. No RSUs vest prior to achievement of positive diluted EPS, and, if positive diluted EPS is not achieved within the five years following grant, the RSU is forfeited. The performance-based condition was met in February 2019, and all applicable RSUs that had previously met the time-based vesting condition vested immediately and the remaining RSUs will vest according to the remaining schedule of the time-based condition.
The table entitled Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2018 on page 33 sets forth additional information about the grants made in 2018 under the LKQ Corporation 1998 Equity Incentive Plan (the "Equity Incentive Plan") to our named executive officers.
In addition, on December 19, 2017 our Compensation Committee authorized a grant of RSUs to Mr. Quinn effective January 12, 2018 with a value equal to $1 million that will vest on the later of (i) the one-year anniversary of the closing of our pending acquisition of Stahlgruber GmbH, and (ii) the attainment of certain LKQ Europe personnel goals established by Mr.

Quinn and Mr. Zarcone, as the Chief Executive Officer of the Company. We anticipate that Mr. Quinn's vesting condition for this award will be met in October 2019.
Other Compensation.  In order to be competitive in attracting executive personnel, we provide certain other compensation to our executive officers, including matching contributions for a portion of the executive officers’ contributions to our retirement plans, payment of life insurance premiums for the benefit of the executive officers, and reimbursement of executive officers for their payment of premiums for disability insurance. None of the other compensation elements we provide are grossed-up for inputed income taxes. See footnote 5 to the Summary Compensation Table for more information regarding these items of other compensation.
2019 Changes to Annual Bonuses and Long-Term Incentive Awards
As noted earlier, during 2018 the Compensation Committee, taking into account the feedback of certain stockholders about our executive compensation program, engaged F.W. Cook to recommend possible changes to our program for 2019. Based on recommendations by F.W. Cook, in December 2018, the Committee decided to implement several conceptual changes to the Company’s 2019 executive compensation program to help better align the incentives of the program with the primary financial objectives of the Company. The modifications included (a) changes to the performance metrics for the annual bonus program from EPS to earnings before interest, taxes, depreciation and amortization ("EBITDA") dollars, EBITDA margin percentage and free cash flow, (b) changes to the performance metrics for the cash long term incentive program from EPS, average organic parts & services revenue and average return on equity to EPS, average organic parts & services revenue and average return on invested capital, and changes to the relative weighting of such metrics, (c) the establishment of performance-based restricted stock units with the same performance measures as proposed for the cash long term incentive program, and (d) a reallocation of the grant type mix of long term awards to include the Company’s traditional performance-based restricted stock units, the new performance-based restricted stock units, and cash long term incentive awards.
Retirement Plans
We have a 401(k) plan covering substantially all of our employees, including our named executive officers, who have been employed for at least six months. The 401(k) plan allows participants to defer their eligible compensation in amounts up to the statutory limit each year. We previously made matching contributions equal to 50% of the portion of the participant’s contributions that does not exceed 6% of the participant’s eligible compensation. Commencing April 1, 2018, we eliminated the 6-month waiting period and thus all full-time employees are eligible immediately for our 401(k) plan, and we make matching contributions equal to 100% of the portion of the participant's contributions that does not exceed 2% of the participant's eligible compensation and 50% of the portion of the participant's contributions between 2% and 6% of the participant's eligible compensation. We may make discretionary annual profit-sharing contributions on behalf of participants, but no such profit-sharing contributions were made in 2018. Each participant is fully vested in such participant’s contributions and any earnings they generate. Each 401(k) participant becomes vested in our matching contributions, and any earnings they generate, in the amounts of 50%, 75% and 100% after two, three and four years of service, respectively. Each participant becomes vested in our profit sharing contributions, if any, and any earnings they generate, in the amounts of 25%, 50%, 75% and 100% after one, two, three and four years of service, respectively.
We also have a plan for highly compensated employees, or HCEs, that supplements the 401(k) plan. All of our named executive officers are HCEs. The tax laws impose a maximum percentage of salary that can be contributed each year by HCEs to our 401(k) plan depending on the participation level of non-HCEs. We adopted the supplemental plan to provide additional opportunities for retirement savings that would otherwise be restricted by IRS limits. The supplemental plan operates similarly to the 401(k) plan except that contributions by HCEs to the supplemental plan are not subject to the statutory maximum percentage, the balance in each HCE’s account in the supplemental plan is a general asset of ours, and in the event of our insolvency, the HCE would be a general, unsecured creditor with respect to such amount.
The terms of the supplemental plan limit the maximum annual contribution by each participant to 100% of the HCE’s salary (including commissions), bonuses and long term incentive awards. Participants have the choice to invest the funds in their accounts in the supplemental plan from among a specified group of investment funds. A participant is entitled to a distribution of the funds in his or her account in the plan upon either a termination of service or retirement.
Severance Protection
Severance Policy
We have a Severance Policy for Key Executives (the “Severance Policy”), including all of our named executive officers. The Severance Policy sets forth in a written document the terms and conditions that the Company would normally expect to follow upon an involuntary separation of service of a key executive. We believe that it is in the Company's interest to have a formal Severance Policy to provide increased certainty for the executives and the Company in the event of a severance.

Further, the formalization of the policy is expected to assist the Company with the recruitment and retention of key executives, provide the Company with important protections, and reduce costs in the event of a dispute. The Severance Policy provides cash severance and other benefits in the event of a termination by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy). For additional information about our Severance Policy, refer to “Potential Payments Upon Termination or Change in Control” on page 36.
Change of Control Agreements
We have Change of Control Agreements with certain of our employees, including each of our named executive officers, that provide cash severance and other benefits in the event of a qualifying termination within 12 months prior to or 24 months following a Change of Control, as defined in the agreements. We provide these agreements to ensure these executives are able to objectively consider transactions that will benefit stockholders even if it is likely to result in termination of their employment. The agreements have an initial term of three years and will automatically renew for a two-year period at the end of the initial term and each two-year anniversary thereafter, unless notice of termination is given by the Company at least 60 days before any such renewal date. The operative provisions of the agreements will apply, however, only if a Change of Control, as defined in the agreements, occurs during the period the agreement is in effect. For additional information about our Change of Control Agreements, refer to “Potential Payments Upon Termination or Change in Control” on page 36.
Compensation-Related Governance Policies
Performance-Based Compensation Recovery Policy. In March 2019, our Compensation Committee adopted a Performance-Based Compensation Recovery Policy applicable to performance-based compensation granted to our executive officers on or after January 1, 2019. In the event that the Board of Directors determines that an executive officer engaged in fraud or intentional misconduct that caused the need for a material negative restatement of our financial statements, our Board of Directors, in its discretion and to the extent legally permitted, may recapture the incremental portion of compensation from any cash or equity-based award granted to such executive officer in the preceding three years in excess of the amount that would have been paid or payable based on the restated financial results.
Stock Ownership Requirements.    Pursuant to an amendment to the stock ownership guidelines for our executive officers adopted by our Compensation Committee, each of our named executive officers is now required to hold a minimum of at least the number of shares equal in value to a multiple of his or her annual base salary as set forth below. These requirements are to be satisfied within five years of an individual becoming subject to the requirements. Until the required level of ownership is achieved, each executive must retain at least 50% of the net-after-tax shares from equity compensation vesting. Each of our named executive officers is currently in compliance with the stock ownership requirements. The complete guidelines can be found on our website at www.lkqcorp.com (click the “Corporate Governance” link under “Investor Relations”).

POSITION	MULTIPLE OF BASE SALARY
Chief Executive Officer	5x
Executive Vice Presidents	3x
Senior Vice Presidents	2x
*For purposes of our stock ownership requirements, we include the number of shares actually owned by the named executive officer in his or her own name or in the name of an estate planning entity of which the named executive officer is the sole beneficiary. We also include restricted stock units. We exclude any shares of stock that the named executive officer has a right to acquire through the exercise of stock options.

Insider Trading.    We have a comprehensive insider trading policy that is applicable to, among others, our named executive officers. The policy prohibits trading during quarterly “blackout” periods and other periods during which material information about us has not been publicly disclosed.
Hedging/Pledging.    The Company’s policies prohibit our named executive officers, among others, from engaging in hedging transactions involving our common stock. In addition, shares that are pledged do not count toward the stock ownership requirements of our named executive officers. No shares are currently pledged by any named executive officer.
Forfeiture of Equity Awards for Restrictive Covenant Violations. Our equity awards generally provide that our executive officers will forfeit to the Company their unvested equity awards, the shares received upon vesting of the equity awards, and the proceeds from the sale of shares received upon vesting of such equity awards if the executive officer violates the restrictive covenants in the award agreements relating to the equity awards.  The restrictive covenants prohibit the executive officer from competing with us, soliciting our customers and employees, and improperly using our confidential information, for a specified period after the executive officer’s affiliation with us ceases.

Indemnification
Each of our named executive officers is a party to an indemnification agreement with us that assures the officer of indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Certificate of Incorporation.
Deductibility
Section 162(m) of the Internal Revenue Code (“Code”) limits the deductibility of compensation in excess of $1 million paid to any one named executive officer in any calendar year. Under the tax rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit. However, the Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated this performance-based compensation exception effective January 1, 2018, subject to a special rule that “grandfathers” certain awards and arrangements that were in effect on or before November 2, 2017. As a result, compensation that our Compensation Committee structured in 2017 and prior years with the intent of qualifying as performance-based compensation under Section 162(m) that is paid on or after January 1, 2018 may not be fully deductible, depending on the application of the special grandfather rules. Moreover, from and after January 1, 2018, compensation awarded in excess of $1 million to our named executive officers generally will not be deductible. While the Tax Cuts and Jobs Act may limit the deductibility of compensation paid to our named executive officers, our Compensation Committee will, consistent with its past practice, continue to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.
Risks Relating to our Compensation Policies and Practices
We periodically undertake an analysis of our compensation policies and practices to assess whether risks arising from such policies and practices are reasonably likely to have a material adverse effect on our Company. The analysis was performed by our management with oversight by the Compensation Committee of our Board of Directors. We analyzed a number of potential risks including (a) the behaviors the compensation program would likely motivate, (b) the relative financial burden of the program, (c) the aspects of the program requiring judgment, (d) whether the program results in the loss, or failure to retain, critical talent, (e) the effects of the different time horizons of our compensation components, and (f) whether the Compensation Committee has discretion with respect to the administration of the program. Based on that analysis, we concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our Company.
Compensation Committee Report
We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in the Company’s 2019 Annual Stockholder Meeting Schedule 14A Proxy Statement, to be filed pursuant to Section 14(a) of the Exchange Act (the “Proxy Statement”). Based on the review and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in the Proxy Statement.

Compensation Committee (as of March 14, 2019):
John F. O’Brien (Chair)
Robert M. Hanser
John W. Mendel
William M. Webster, IV

EXECUTIVE COMPENSATION—COMPENSATION TABLES
Summary Compensation Table
The following table includes information concerning compensation for the three year period ended December 31, 2018 paid to our Chief Executive Officer, our Chief Financial Officer, and our three other highest compensated executive officers (“NEOs”).

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Dominick Zarcone	2018	$955,069	$—	$1,750,036	$1,215,949	$57,062	$3,978,116
President and Chief Executive Officer	2017	$736,039	$—	$1,680,349	$1,448,073	$32,970	$3,897,431
	2016	$500,000	$—	$1,177,317	$325,000	$23,892	$2,026,209

Varun Laroyia *	2018	$500,000	$—	$1,180,019	$193,750	$24,408	$1,898,177
Executive Vice President and Chief Financial Officer	2017	$125,000	$350,000	$1,900,006	$—	$2,321	$2,377,327

John S. Quinn	2018	$592,343	$—	$2,180,021	$588,616	$505,079	$3,866,059
Chief Executive Officer and Managing Director, LKQ Europe	2017	$578,846	$—	$1,177,323	$1,095,373	$435,888	$3,287,430
	2016	$565,000	$—	$1,177,317	$578,526	$846,724	$3,167,567

Walter P. Hanley	2018	$447,343	$—	$1,075,027	$444,920	$25,857	$1,993,147
Senior Vice President - Development	2017	$440,000	$—	$1,072,394	$836,853	$22,554	$2,371,801
	2016	$400,000	$—	$1,072,376	$429,021	$19,392	$1,920,789

Victor M. Casini	2018	$407,343	$—	$820,028	$405,280	$23,677	$1,656,328
Senior Vice President, General Counsel and Corporate Secretary	2017	$400,000	$—	$817,955	$776,853	$21,400	$2,016,208
	2016	$400,000	$—	$817,943	$429,021	$13,392	$1,660,356

*	On October 1, 2017, Mr. Laroyia became our Chief Financial Officer; Mr. Laroyia had not been employed by us prior to that date.
(1)	The base compensation of our executive officers is discussed beginning on page 25.
(2)	Mr. Laroyia was granted a guaranteed bonus of $350,000 for 2017 in connection with his appointment as Executive Vice President and Chief Financial Officer.
(3)
The amounts represent the aggregate grant date fair value of awards granted during the period indicated, calculated in accordance with FASB ASC Topic 718. See Note 7 of the consolidated financial statements in our 2018 Annual Report regarding assumptions underlying the valuation of equity awards. Our equity incentive grants are discussed beginning on page 27.

(4)
Our Non-Equity Incentive Plan Compensation includes amounts related to our LTIP (long-term) and MIP (annual) awards. The amounts for each NEO for each of these award categories are set forth in the table below. The amounts shown under LTIP Earned for 2018 are equal to the amounts earned and subsequently paid for the 2016-2018 performance period under the LTIP, and the amounts shown under LTIP Earned for 2017 are equal to the amounts earned and subsequently paid for the 2015-2017 performance period under the LTIP. The amounts shown under Deferred LTIP reflect payments in the respective years for awards for the 2012-2014 performance period under the LTIP that were subject to mandatory deferral and continuing service requirements. The amounts shown for the MIP are equal to the amounts earned and subsequently paid for each annual performance period related to the years presented. For more information regarding our MIP, see the section entitled "Annual Bonus Awards" beginning on page 26. For more information regarding our LTIP, see the section entitled "Long Term Incentive Awards" beginning on page 26.

Name	Year	LTIP Earned	Deferred LTIP	MIP
Dominick Zarcone	2018	$619,031	$—	$596,918
	2017	$718,575	$—	$729,498
	2016	$—	$—	$325,000

Varun Laroyia	2018	$—	$—	$193,750
	2017	$—	$—	$—

John S. Quinn	2018	$359,083	$—	$229,533
	2017	$499,297	$219,316	$376,760
	2016	$—	$211,276	$367,250

Walter P. Hanley	2018	$271,575	$—	$173,345
	2017	$375,400	$175,453	$286,000
	2016	$—	$169,021	$260,000

Victor M. Casini	2018	$247,435	$—	$157,845
	2017	$341,400	$175,453	$260,000
	2016	$—	$169,021	$260,000

(5)
The amounts include Company matching contributions under our retirement plans, the amount of life insurance premiums paid by us for the benefit of the NEOs, the amount we pay to the NEOs as reimbursement for their payment of the premiums for disability insurance, and other compensation. The amounts for each NEO for each such category of 2018 compensation are set forth in the table below.

Name	Retirement Plans	Life Insurance Premiums	Disability Insurance Premiums	Other (a)
Dominick Zarcone	$55,462	$1,210	$390	$—

Varun Laroyia	$22,808	$1,210	$390	$—

John S. Quinn	$32,055	$1,210	$390	$471,424

Walter P. Hanley	$24,257	$1,210	$390	$—

Victor M. Casini	$22,077	$1,210	$390	$—

(a)
Other compensation for Mr. Quinn consists of tax equalization benefits and reimbursement of (i) relocation expenses,
(ii) losses on the sale of up to two vehicles, (iii) housing, (iv) home finding assistance, (v) one vehicle lease, (vi) family travel between the United States and the United Kingdom, and (vii) immigration fees, pursuant to his offer letter from the Company relating to his assignment in Europe. The amounts of each of these items that exceeded 10% of the total perquisites and personal benefits for Mr. Quinn during 2018 were as follows: tax equalization benefits - $264,375 and housing -- $179,695. In addition, the Company engaged in certain foreign currency exchange transactions on behalf of Mr. Quinn. Mr. Quinn paid all fees incurred by the Company in connection with such transactions.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2018
The following table sets forth information regarding plan-based awards granted by us to the NEOs during the last fiscal year.

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)	Grant Date Fair Value of Stock and Option Awards (3)
			Threshold	Target	Maximum
Dominick Zarcone	RSU	1/12/2018	—	—	—	40,354	$1,750,036
	LTIP		$380,250	$760,500	$1,521,000	—	—
	MIP		$477,534	$955,069	$1,432,603	—	—

Varun Laroyia	RSU	1/12/2018	—	—	—	27,210	$1,180,019
	LTIP		$180,000	$355,000	$710,000	—	—
	MIP		$175,000	$250,000	$550,000	—	—

John S. Quinn	RSU	1/12/2018	—	—	—	27,210	$1,180,019
	RSU (4)	1/12/2018	—	—	—	23,059	$1,000,002
	LTIP		$214,200	$422,450	$844,900	—	—
	MIP		$207,320	$296,171	$651,577	—	—

Walter P. Hanley	RSU	1/12/2018	—	—	—	24,789	$1,075,027
	LTIP		$162,000	$319,500	$639,000	—	—
	MIP		$156,570	$223,671	$492,077	—	—

Victor M. Casini	RSU	1/12/2018	—	—	—	18,909	$820,028
	LTIP		$147,600	$291,100	$582,200	—	—
	MIP		$142,570	$203,671	$448,077	—	—

(1)
The amounts shown related to our LTIP represent potential payments after the completion of the three-year performance period ending December 31, 2020. Awards under the LTIP are calculated as a percentage of the NEO's 2018 base salary. A minimum amount is paid if a threshold level of growth is achieved, a target amount is paid if a target level of growth is achieved, and a maximum award is paid if a specified higher level of growth is achieved. If the actual achievement is between these levels (between target and maximum or target and minimum), the payout is calculated using a linear formula. The amounts shown related to our MIP represent payments that were possible for the 2018 annual performance period. Awards under the MIP are calculated as a percentage of the NEO’s weighted average base salary. A minimum amount is paid if a threshold level of performance is achieved, and a maximum award is paid if a specified higher level of performance is achieved. Performance between these two levels results in a proportionate payment of the award. The 2018 MIP awards for our NEOs have been earned and paid, and the actual amount earned by each NEO is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
The amounts shown represent the number of shares to be paid out upon the vesting of performance-based RSUs granted during the year. There is a single performance condition, so no threshold or maximum payouts are disclosed, and there is either a full payout of the amount shown (subject to time-based vesting) or no payout.

(3)	The amounts disclosed under the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value calculated in accordance with FASB ASC Topic 718.
(4)
On December 19, 2017, our Compensation Committee authorized a grant of RSUs to Mr. Quinn effective January 12, 2018 with a value equal to $1 million that will vest on the later of (i) the one-year anniversary of the closing of our pending acquisition of Stahlgruber GmbH, and (ii) the attainment of certain LKQ Europe personnel goals established by Mr. Quinn and Mr. Zarcone, as the Chief Executive Officer of the Company. We anticipate that Mr. Quinn's vesting condition for this award will be met in October 2019.

Outstanding Equity Awards at Fiscal Year-End December 31, 2018
The following table sets forth information regarding the status of equity awards held by the NEOs at December 31, 2018.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Dominick Zarcone	—	—	—	—	51,638	$1,486,362	40,354	$1,750,036

Varun Laroyia	—	—	—	—	38,540	$1,393,352	27,210	1,180,019

John S. Quinn	80,000	—	$9.298	10/1/2019	—	—	—	—
	80,000	—	$9.983	1/8/2020	—	—	—	—
	—	—	—	—	48,649	$1,784,867	27,210	$1,180,019

Walter P. Hanley	—	—	—	—	23,308	$714,880	24,789	$1,075,027

Victor M. Casini	40,000	—	$9.983	1/8/2020	—	—	—	—
	—	—	—	—	17,777	$545,239	18,909	$820,028

(1)
The grant date of each of the options was ten years prior to the expiration date. Each of the unexercisable options became exercisable with respect to 10% of the number of shares of common stock subject to the option on each six month anniversary of the grant date over a total of five years.

(2)
Outstanding stock awards include unvested RSUs. The RSUs generally vest over a period between three and five years from the grant date. The "Number of Shares or Units of Stock That Have Not Vested" column includes the 23,059 RSUs granted to Mr. Quinn on January 12, 2018 that will vest on the later of (i) the one-year anniversary of the closing of our pending acquisition of Stahlgruber GmbH, and (ii) the attainment of certain LKQ Europe personnel goals established by Mr. Quinn and Mr. Zarcone, as the Chief Executive Officer of the Company. We anticipate that Mr. Quinn's vesting condition for this award will be met in October 2019. The following table sets forth the vesting schedule of the earned and unearned number of units for each NEO assuming the satisfaction of the performance vesting condition of the unearned units, which occurred subsequent to December 31, 2018:

	2019	2020	2021	Thereafter	Total
Dominick Zarcone	56,953	28,317	6,722	—	91,992
Varun Laroyia	27,619	23,086	9,789	5,256	65,750
John S. Quinn	56,073	15,253	4,533	—	75,859
Walter P. Hanley	30,073	13,895	4,129	—	48,097
Victor M. Casini	22,938	10,598	3,150	—	36,686

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2018
The following table sets forth information regarding the exercise of stock options by the NEOs and the vesting of RSUs during the last fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Dominick Zarcone	—	$—	70,540	$2,625,083
Varun Laroyia	—	$—	14,014	$537,463
John S. Quinn	—	$—	39,770	$1,553,877
Walter P. Hanley	—	$—	36,228	$1,415,494
Victor M. Casini	80,000	$2,073,848	29,177	$1,146,659
Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2018
The following table sets forth information regarding the accounts of the NEOs in the retirement plans that supplement our 401(k) plan. These supplemental plans are discussed beginning on page 28.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions (3)	Aggregate Balance at Last FYE (4)
Dominick Zarcone	$138,000	$55,462	$6,378	$(18,563)	$342,890
Varun Laroyia	$51,000	$22,808	$(9,573)	$(10,385)	$102,883
John S. Quinn	$58,121	$32,055	$572	$(63,771)	$285,602
Walter P. Hanley	$77,035	$24,257	$(285,614)	$(18,563)	$3,045,658
Victor M. Casini	$65,027	$22,077	$(235,458)	$(18,563)	$2,726,174

(1)
These amounts represent contributions to the supplemental plan by the NEOs from their respective 2018 salaries and 2017 bonuses (paid in 2018) reported in the Summary Compensation Table under the columns entitled “Salary” (in 2018) and “Non-Equity Incentive Plan Compensation” (in 2017).

(2)	These amounts were also reported in the Summary Compensation Table under the column entitled “All Other Compensation.”
(3)	These amounts represent distributions, and the transfers on behalf of the NEOs from the supplemental plan to our 401(k) plan that are permitted by the tax laws.
(4)
These amounts represent money we owe the NEOs for salaries and incentive compensation they earned in prior years but did not receive because they elected to defer receipt. The following amounts of executive and Company contributions were included in the Summary Compensation Table in prior years: Mr. Zarcone - $192,186; Mr. Laroyia - $48,462; Mr. Quinn - $583,718; Mr. Hanley - $2,326,535; and Mr. Casini - $1,720,833.

Potential Payments Upon Termination or Change in Control
Severance Policy
The Severance Policy applies to the executive officers of the Company and any other executive designated by the Compensation Committee (“Covered Executives”). It provides that, in the event the employment of a Covered Executive is terminated by the Company without “cause” or by the Covered Executive with “good reason” (as each term is defined in the Severance Policy), the Company will provide to such Covered Executive (a) a pro rata bonus for the year in which the termination occurs (based on the actual performance achieved, as applicable to other active participants), (b) during the Severance Period (defined as 18 months in the case of the Chief Executive Officer and our Executive Vice Presidents and 12 months for all other Covered Executives), a monthly severance payment equal to one-twelfth of the sum of the Covered Executive’s latest annual base salary and the average annual bonus (for the two prior full fiscal years), (c) a pro rata payment of any pending long term incentive award (based on the actual performance achieved, as applicable to other active participants) and payment of any outstanding deferred awards under the Company’s long term incentive plan, (d) Company-subsidized health and dental coverage during the applicable Severance Period, (e) continuation of vesting of outstanding stock options and restricted stock units during the applicable Severance Period, and (f) outplacement services. The foregoing payments and benefits for a Covered Executive could be reduced in connection with the application of Internal Revenue Code Section 280G if such a reduction would enable the Covered Executive to financially benefit on an after-tax basis.
The receipt by a Covered Executive of any severance benefits is conditioned upon (a) the delivery by the Covered Executive of a full and unconditional release of all claims against the Company, and (b) compliance by the Covered Executive during the Severance Period with provisions relating to confidentiality, non-competition, non-solicitation of the Company’s customers, and non-hiring of the Company’s employees.
Change of Control Agreements
The Change of Control Agreements with our executive officers provide certain severance payments and other benefits upon a qualifying termination. Each of our NEOs is a party to a change of control agreement. If the employee’s employment with the Company is terminated within two years following a Change of Control (or within 12 months prior to a Change of Control in certain circumstances) as a result of an Involuntary Termination (as defined in the agreements), then the employee will be entitled to receive payments and benefits that include the following:

•	Payment of salary and other compensation accrued through the termination date;

•	Payment of a pro rata bonus;

•
A severance payment equal to two times (two-and-one-half times in the case of Mr. Zarcone) the sum of the employee's (a) salary and (b) the greater of the employee's target bonus or average annual bonus over the preceding three years;

•	If applicable, all unreimbursed relocation expenses;

•	Continuing coverage of the employee and the employee's dependents under the Company's health and dental care plans for a period of 24 months (30 months in the case of Mr. Zarcone);

•	Outplacement services; and

•	The employee's outstanding equity-based compensation awards shall become vested and exercisable.
If the employee’s employment with the Company is terminated as a result of death or disability, the employee or his or her estate will be entitled to receive salary and other compensation accrued through the termination date and a pro rata bonus. If the employee’s employment with the Company is terminated for Cause or the employee resigns for other than Good Reason (as those terms are defined in the agreement) the employee will be entitled to receive salary and other compensation accrued through the termination date.
The agreement also contains confidentiality obligations on the part of the employee that survive indefinitely and requires that the employee deliver a release to the Company as a condition to receiving payments of benefits under the agreement. The agreement also provides that in the event of a dispute concerning an agreement, the Company will pay the legal fees of the employee.
Under the agreements, a “Change of Control” would include any of the following events:

•	any "person," as defined in the Exchange Act, acquiring 30% or more of our outstanding common stock or combined voting power of our outstanding securities, subject to certain exceptions;

•	during a two-year period, our current directors (or new directors approved by them) cease to constitute a majority of our board; and

•
a merger, consolidation, share exchange, reorganization or similar transaction involving the Company or any of its subsidiaries, a sale of substantially all the Company’s assets, or the acquisition of assets or stock of another entity by the Company (unless following such business combination transaction a majority of the Company’s directors continue as directors of the resulting entity, the holders of the outstanding voting securities of the Company immediately prior to such an event continue to own shares or other securities that represent more than 50% of the combined voting power of the resulting entity after such event in substantially the same proportions as their ownership prior to such business combination transaction, and no person owns 30% or more of the resulting entity’s common stock or voting securities).

In the event of a Change of Control of the Company, certain unpaid benefits under the Severance Policy would be accelerated and paid out upon the Change of Control. The Change of Control Agreements with the Company’s executive officers were amended to address the potential overlap of benefits under the Change of Control Agreement and the Severance Policy. As a result of these revisions, in the event of a Change of Control of the Company, a Covered Executive who is a party to a Change of Control Agreement will generally be eligible only for the benefits under the Change of Control Agreement (and not Severance Policy benefits). Moreover, if a Covered Executive had already received benefits under the Severance Policy, such received benefits would reduce or offset the benefits (to the extent that they are the same type of benefit) that are otherwise provided to the Covered Executive under the Change of Control Agreement.
Other Change of Control Payments
Pursuant to the terms of our Equity Incentive Plan, upon a Change of Control, equity awards granted prior to 2016 become immediately exercisable, restrictions thereon lapse and maximum payout opportunities are deemed earned, as the case may be, as of the effective date of the Change of Control. Pursuant to the terms of our Long Term Incentive Plan, upon a Change of Control, all performance periods are deemed to end as of the end of the calendar quarter coincident with or next following the Change of Control, each performance award will vest, the Compensation Committee will calculate the amount of each such performance award (taking into account the decreased length of the performance period and the time value of money because of early payment), and the performance awards will be paid to the participants.
The following table summarizes the value of payments and benefits that our named executive officers would have received under the circumstances described in the table assuming the event occurred on December 31, 2018. The table excludes amounts accrued through December 31, 2018 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and earned MIP awards for the one year performance period ended December 31, 2018.

	Involuntary Termination (1)(2)	Change of Control	Involuntary Termination Following a Change of Control (1)	Death or Disability (3)
Dominick Zarcone
Cash Severance	$2,253,374	$—	$4,825,173	$700,000
Unvested and Accelerated Share-based Awards	1,863,825	427,567	2,182,970	2,182,970
Long-Term Incentive Plan (4)	595,273	595,273	595,273	751,021
Medical and Dental Benefits (5)	43,802	—	73,004	—
Other Benefits and Perquisites (6)	—	—	—	—
Total	$4,756,274	$1,022,840	$7,676,420	$3,633,991
Varun Laroyia
Cash Severance	$1,125,000	$—	$1,500,000	$700,000
Unvested and Accelerated Share-based Awards	929,314	—	1,560,248	1,560,248
Long-Term Incentive Plan (4)	206,162	206,162	206,162	266,250
Medical and Dental Benefits (5)	—	—	—	—
Other Benefits and Perquisites (6)	—	—	—	—
Total	$2,260,476	$206,162	$3,266,410	$2,526,498
John S. Quinn
Cash Severance	$1,450,508	$—	$1,868,997	$700,000
Unvested and Accelerated Share-based Awards	1,584,927	—	1,800,134	1,800,134
Long-Term Incentive Plan (4)	335,104	335,104	335,104	422,450
Medical and Dental Benefits (5)	51,210	—	68,280	—
Other Benefits and Perquisites (6)	—	—	—	—
Total	$3,421,749	$335,104	$4,072,515	$2,922,584
Walter P. Hanley
Cash Severance	$723,000	$—	$1,397,333	$700,000
Unvested and Accelerated Share-based Awards	713,632	—	1,141,342	1,141,342
Long-Term Incentive Plan (4)	253,440	253,440	253,440	319,500
Medical and Dental Benefits (5)	34,140	—	68,280	—
Other Benefits and Perquisites (6)	—	—	—	—
Total	$1,724,212	$253,440	$2,860,395	$2,160,842
Victor M. Casini
Cash Severance	$670,000	$—	$1,300,000	$700,000
Unvested and Accelerated Share-based Awards	544,319	—	870,559	870,559
Long-Term Incentive Plan (4)	230,912	230,912	230,912	291,100
Medical and Dental Benefits (5)	34,140	—	68,280	—
Other Benefits and Perquisites (6)	—	—	—	—
Total	$1,479,371	$230,912	$2,469,751	$1,861,659

(1)
Involuntary Termination means termination of employment by the Company without Cause (as defined in the Severance Policy or Change of Control Agreement) or resignation of employment by the named executive officer for Good Reason (as defined in the Severance Policy or Change of Control Agreement).

(2)
The amount shown for the Cash Severance payment would be paid out in equal monthly installments over the Severance Period (18 or 12 months). The Unvested and Accelerated Share Based Awards amount represents the value of share-based awards (using the market value of LKQ common stock on the last trading day of 2018, $23.73) that would continue to vest during the Severance Period (18 or 12 months).

(3)	The amount shown for the Cash Severance payment represents the life insurance proceeds paid to the NEO's beneficiaries pursuant to a company-provided life insurance policy.
(4)
The payout amount under the Long Term Incentive Plan in the event of an involuntary termination, a Change of Control, or an involuntary termination following a Change of Control is calculated based on the actual performance of the Company. The payment amount in the event of death or disability is calculated assuming that the target performance metrics were met.

(5)
Medical and Dental Benefits reflect the lump sum payment to each NEO in the event that the terms of the Company’s Health Plans (as defined in the agreement) do not allow participation subsequent to a termination or Change of Control. In the event the Health Plans do allow participation, such benefits paid by the Company will be dependent on actual claims incurred due to the self-insured nature of the Company’s plans. Medical and dental benefits are reduced to the extent that the individual becomes covered under a group health or dental plan providing comparable benefits.

(6)
In addition to the benefits shown, each named executive officer is entitled to receive outplacement services at the expense of the Company. The amounts to be incurred by the Company for such services would be dependent on the terms and conditions of the services, which would be determined prior to the termination date or Change of Control date.

Other than as described above, we do not have any pension, change in control, severance or other post-termination plans or arrangements.
CEO Pay Ratio
As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dominick Zarcone, our Chief Executive Officer (CEO) on December 31, 2018. The pay ratio provided below is a reasonable estimate calculated in accordance with SEC rules and methods for disclosure. Due to estimates, assumptions, adjustments, and statistical sampling permitted under the rules, pay ratio disclosures may involve a degree of imprecision and may not be consistent with the methodologies incorporated by other companies.
For 2018, the median of the annual total compensation of all our employees, other than our CEO, was $30,488; and the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $3,978,116. As a result, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our employees was approximately 130 to 1. We took the following steps to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO.

1.
To identify the “median employee” from our employee population determined as of December 31, 2018, we used the amount of “gross wages” for the identified employees as reflected in our payroll records for 2018. For gross wages, we generally used the total amount of compensation the employees were paid before any taxes, deductions, insurance premiums, and other payroll withholding. We did not use any statistical sampling techniques. We annualized the compensation for employees who began employment after the start of the year. For compensation paid to our non-U.S. employees, we applied the U.S. dollar yearly average currency exchange rate to the local currency to facilitate comparison of all employees in U.S. dollars.

2.	For the annual total compensation of our median employee, we identified and calculated the elements of that employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x).

OTHER INFORMATION
Principal Stockholders
The following table sets forth, as of March 5, 2019, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of 5% or more of the outstanding common stock (based solely on a review of filings on Schedule 13G or 13D with the SEC);

•	each of our directors and named executive officers; and

•	all of our directors and executive officers as a group.

	Shares Beneficially Owned (2)
Name and Address of Beneficial Owner (1)	Number	Percent
The Vanguard Group, 100 Vanguard Blvd, Malvern, PA 19355 (3)	31,564,039	10.0%
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055 (3)	20,555,282	6.5%
A. Clinton Allen (4)	287,758	*
Meg A. Divitto	—	*
Robert M. Hanser	6,115	*
Joseph M. Holsten	257,520	*
Blythe J. McGarvie	26,877	*
John W. Mendel	—	*
Jody G. Miller	—	*
John F. O'Brien	128,661	*
Guhan Subramanian	25,311	*
William M. Webster, IV (5)	187,569	*
Dominick Zarcone (6)	192,891	*
Varun Laroyia	21,084	*
John S. Quinn	341,136	*
Walter P. Hanley (7)	204,892	*
Victor M. Casini (8)	377,915	*
All directors and executive officers as a group (19 persons)	2,243,970	*

*	Represents less than 1% of our outstanding common stock.
(1)	Unless otherwise specified, the address of each such person is c/o LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661.
(2)
Shares are considered beneficially owned, for the purpose of this table only, if held by the person indicated as beneficial owner, or if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, to direct the voting of and/or to dispose of or to direct the disposition of such security, or if the person has the right to acquire beneficial ownership within 60 days, unless otherwise indicated in these footnotes. The numbers and percentages of shares owned by our directors and executive officers include in each case shares subject to currently outstanding equity awards that were exercisable or scheduled to vest within 60 days of March 5, 2019 as follows: Dominick Zarcone - 6,006; John S. Quinn - 160,000; Victor M. Casini - 40,000; and all directors and executive officers as a group - 243,506.

(3)
Based solely on Schedule 13G/As filed by The Vanguard Group on February 11, 2019, and by BlackRock, Inc. on February 6, 2019. The Vanguard Group reported sole voting power over 366,176 shares, shared voting power over 64,507 shares, sole dispositive power over 31,145,496 shares, and shared dispositive power over 418,543 shares. BlackRock, Inc. reported sole voting power over 17,778,873 shares and sole dispositive power over 20,555,282 shares.

(4)	Includes 11,000 shares held by an IRA, of which Mr. Allen is the beneficiary, and 23,300 shares owned by Mr. Allen's wife.
(5)
Does not include shares owned by a trust of which Mr. Webster's children are beneficiaries, of which Mr. Webster is not a trustee, and as to which none of Mr. Webster or any of his children have voting or investing power.

(6)	Includes 1,600 shares owned by Mr. Zarcone's wife.

(7)	Includes 64,017 shares owned by Mr. Hanley's wife.
(8)	Includes 132,166 shares owned by a trust of which Mr. Casini and his wife are co-trustees and Mr. Casini is a beneficiary.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and any other person who owns more than 10% of our common stock, to file reports with the SEC regarding their ownership of our common stock and changes in such ownership. Based on our review of copies of these reports, we believe that during 2018 such persons have complied with their filing requirements, except that the withholding of shares for the tax obligation upon the vesting of restricted stock units on February 22, 2018 was reported on February 27, 2018 (one day late) for each of the following executive officers: Ash T. Brooks; Victor M. Casini; Michael S. Clark; Walter P. Hanley; Justin L. Jude; Matthew J. McKay; John S. Quinn; and Dominick P. Zarcone.
Certain Transactions
Transactions with Related Persons
On September 7, 2017, Euro Car Parts Limited ("ECP"), an indirect wholly-owned subsidiary of ours, entered into an employment agreement (the “Service Agreement”) with Sukhpal Singh Ahluwalia, a member of our Board of Directors until January 2, 2019, that superseded the previous service agreement entered into between the parties on November 7, 2014. The key terms of the Service Agreement included (a) a three-year term, (b) duties that include overseeing ECP’s business strategy and the coordination of ECP with our other businesses in Europe, (c) an annual base salary of £330,000 and a potential bonus of up to £150,000, and (d) an agreement by Mr. Ahluwalia for a period ending 12 months after his termination date not to compete with, solicit customers of, or solicit (or under certain circumstances hire) key employees of our business in Europe. On January 2, 2019, Mr. Ahluwalia resigned from his positions as a Director of LKQ Corporation and as Executive Chairman of ECP. The Settlement Agreement entered into between us and Mr. Ahluwalia in connection with his resignation provides (a) in accordance with the terms of the Service Agreement, that we will continue to pay him through the end of the term of the Service Agreement (in September 2020) an amount equal to his base salary and target bonus, payable in equal monthly installments, and (b) such payments are conditioned on Mr. Ahluwalia complying with the provisions in the Service Agreement relating to non-competition, non-solicitation of customers, non-solicitation of certain key employees, and non-hiring of certain key employees to work at a competing business, all through September 2020.
Also on September 7, 2017, ECP entered into an Investment and Shareholders Agreement (the “Shareholders Agreement”) with an affiliate of Mr. Ahluwalia and other parties with respect to development of a heavy truck parts business in the United Kingdom. The affiliate of Mr. Ahluwalia owns 55%, ECP owns 25%, and others (including management of the heavy truck parts business) own the remainder of the entity. ECP's initial capital contribution was £2.7 million.
ECP leases warehouse space in the United Kingdom from affiliates of Mr. Ahluwalia. The aggregate annual rent under all such leases is approximately £0.87 million plus common area expenses.
In 2009 (prior to our acquisition of ECP), ECP retained a public accounting firm to design and implement an employee incentive plan with certain intended tax characteristics. Her Majesty’s Revenue and Customs is alleging that the plan does not comply with the requirements necessary to achieve those tax characteristics and that therefore ECP is responsible for approximately £2 million of income tax payable. At the time of our acquisition of ECP, Mr. Ahluwalia agreed to indemnify us for any losses arising from this potential liability. In March 2016, we assigned to Mr. Ahluwalia any rights we had against the public accounting firm in connection with this matter.
The brother of A. Clinton Allen, a member of our Board of Directors, is an employee of ours in the position of Regional Sales Manager.  For his services in 2018, the total compensation of Mr. Allen’s brother was $172,383.
Related Party Transactions Policy
We have a written Related Party Transactions Policy that provides, and our Audit Committee charter specifies, that the Audit Committee's responsibilities include the review and approval of all transactions between us and any persons affiliated with us that would be required to be disclosed pursuant to the rules and regulations of the SEC. The factors that the Audit Committee would consider as part of its review of related party transactions include whether the terms of the transaction are fair to the Company, the business reasons for the Company to enter into the transaction, the effect of the transaction on the independence of a related party that is an outside director, and whether the transaction would present an improper conflict of interest for the related party.

Solicitation of Proxies
Our Board of Directors is soliciting your proxy by mail. Your proxy may also be solicited by our directors, officers or other employees personally or by mail, telephone, facsimile or otherwise. These persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the proxy soliciting material to the beneficial owners of stock held of record by them. The entire cost of the solicitation by our Board of Directors will be borne by us.
Delivery of Proxy Materials to Households
Rules of the SEC permit us to use a method of delivery that is often referred to as “householding.” For stockholders who request to receive our proxy materials by mail, householding permits us to mail a single set of proxy materials to any household where two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts, unless we receive contrary instructions from any such stockholder. In addition, certain intermediaries (i.e., brokers, banks or other nominees) have notified us that they will household proxy materials for our 2019 Annual Meeting. For voting purposes, these materials will include a separate proxy card for each account at the shared address. We will deliver promptly, if you request orally or in writing, a separate copy of our 2019 Proxy Statement and our 2018 Annual Report to any stockholder at the same address. If you wish to receive a separate copy of our 2019 Proxy Statement and our 2018 Annual Report, then you may contact our Investor Relations Department (a) by mail at LKQ Corporation, 500 West Madison Street, Suite 2800, Chicago, Illinois 60661, (b) by telephone at 877-LKQ-CORP (toll free), or (c) by e-mail at irinfo@lkqcorp.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our proxy statement and annual report may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, so long as the broker, bank or other nominee has elected to household proxy materials.
Submitting Your Proposals for the 2020 Annual Meeting
According to the rules of the SEC, if you want to submit a proposal for inclusion in the proxy materials to be distributed by us in connection with our 2020 annual meeting of stockholders pursuant to Rule 14a-8, you must do so no later than November 15, 2020. Your proposal should be submitted in writing to the Corporate Secretary of the Company at our principal executive offices.
For proposals that are not submitted for inclusion in the proxy materials but instead are sought to be presented directly at our 2020 annual meeting, our Bylaws require that in order for you to properly bring any business before any meeting of stockholders, including nominations for the election of directors, you must provide written notice, delivered to the Corporate Secretary of the Company at our principal executive offices, not less than 90 nor more than 120 days prior to the one year anniversary of the previous year's meeting date. In the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, your notice, in order to be timely, must be received by us not earlier than the 120th day prior to the annual meeting and not later than the later of the 90th day prior to the annual meeting or the 10th day following the day on which we mailed our notice or gave other disclosure of the meeting date. Your notice must include your name and address as it appears on our records and the number of shares of our capital stock you beneficially own as well as information about any derivative transactions by you involving our capital stock. In addition, (1) for proposals other than nominations for the election of directors, your notice must include a description of the business you want brought before the meeting, your reasons for conducting that business at the meeting, and any material interest you have in that business, and (2) for proposals relating to nominations of directors, your notice must also include with respect to each person nominated, among other things, the information required by Regulation 14A under the Exchange Act.
Nominations for Inclusion in our Proxy Materials (Proxy Access)
Under our proxy access bylaw, a stockholder (or group of up to 20 stockholders) owning three percent or more of our common stock continuously for at least three years may nominate and include in our proxy statement the greater of (i) two directors or (ii) 20% of the number of directors on our Board. Nominations must comply with the requirements and conditions of our proxy access bylaw, including delivering proper notice to the Corporate Secretary of the Company no later than 90 and no earlier than 120 days prior to the one year anniversary of the preceding year’s annual meeting.
In order for a nominee to be considered for inclusion in our proxy statement for the 2020 annual meeting of shareholders, the Corporate Secretary must receive written notice of the nomination at our principal executive offices no earlier than January 7, 2020 and no later than February 6, 2020. The notice must contain the specific information required by our Bylaws. Our Bylaws are included in the Company's filings on the SEC website at www.sec.gov.

General
It is important that your proxy be returned promptly. Whether or not you are able to attend the meeting, you are urged, regardless of the number of shares owned, to submit your vote.

By Order of the Board of Directors

Victor M. Casini
Senior Vice President,
General Counsel and Corporate Secretary

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. P.O. BOX 1342 BRENTWOOD, NY 11717	VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E65629-P19766	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LKQ CORPORATION
The Board of Directors recommends you vote FOR the
following:
1.	Election of Directors
	Nominees:	For	Against	Abstain
	1a. A. Clinton Allen	☐	☐	☐

	1b. Meg A. Divitto	☐	☐	☐		The Board of Directors recommends you vote FOR proposals 2 and 3.

	1c. Robert M. Hanser	☐	☐	☐			For	Against	Abstain

	1d. Joseph M. Holsten	☐	☐	☐	2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019.	☐	☐	☐

	1e. Blythe J. McGarvie	☐	☐	☐

	1f. John W. Mendel	☐	☐	☐	3.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

	1g. Jody G. Miller	☐	☐	☐

	1h. John F. O'Brien	☐	☐	☐

	1i. Guhan Subramanian	☐	☐	☐

	1j. William M. Webster, IV	☐	☐	☐

	1k. Dominick Zarcone	☐	☐	☐
								Yes	No
						Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E65630-P19766
LKQ CORPORATION
Annual Meeting of Stockholders
May 6, 2019 1:30 P.M.
This proxy is solicited by the Board of Directors

The undersigned appoints Victor M. Casini and Matthew J. McKay (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of LKQ Corporation, a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 500 West Madison Street, Third Floor Conference Center -- Washington Room, Chicago, IL 60661, on Monday, May 6, 2019 at 1:30 P.M. Central Time and all adjournments thereof.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director, and "FOR" proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director, and "FOR" proposals 2 and 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote the shares unless you sign and return this card.

Continued and to be signed on reverse side